As filed with the Securities and Exchange Commission on November 13, 2000.

                              REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                    UNDER THE

                             SECURITIES ACT OF 1933

                            ------------------------

                              WEALTHHOUND.COM, INC.

                 (Name of Small Business Issuer in its Charter)

                  DELAWARE                                         7375                                      650913886
       (State or other jurisdiction of                 (Primary Standard Industrial                      (I.R.S. Employer
       incorporation or organization)                  Classification Code Number)                      Identification No.)

                                   11 BROADWAY
                            NEW YORK, NEW YORK 10004
                                 (212) 509-0800

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MICHAEL D. FARKAS
                CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                              WEALTHHOUND.COM, INC.
                                   11 BROADWAY
                            NEW YORK, NEW YORK 10004
                                 (212) 509-0800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              JAMES ALTERBAUM, ESQ.
                                PARKER CHAPIN LLP
                              THE CHRYSLER BUILDING
                               405 LEXINGTON AVE.
                            NEW YORK, NEW YORK 10174
                          TELEPHONE NO.: (212) 704-6000

                          FACSIMILE NO.: (212) 704-6288

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

  =================================================================================================================================
              TITLE OF EACH CLASS OF              AMOUNT TO BE REGISTERED         PROPOSED MAXIMUM                 AMOUNT OF
           SECURITIES TO BE REGISTERED                      (1)               AGGREGATE OFFERING PRICE         REGISTRATION FEE
  ---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.001 per share (2)            14,750,000                $7,900,000 (3)                  $2,086
  ---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001 per share (4)             53,846,154                $7,000,000 (5)                   $1,848
  ---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001 per share (6)             31,282,051               $12,200,000 (7)                  $3,221
 ----------------------------------------------------------------------------------------------------------------------------------


(1) Because the number of shares of common stock issuable upon conversion of notes and issuable upon our exercising our rights to require one of the selling stockholders to purchase common stock depends on the market price of our common stock, the actual number of shares to be sold under this registration statement cannot be determined at this time. The number of shares registered is not intended to be a prediction as to the future market price of our common stock.

(2) Represents shares of common stock issuable upon exercise of warrants issued to certain of the selling stockholders in a private placement.

(3) Warrants to purchase 7,250,000 shares are exercisable at $0.50 per share; warrants to purchase 2,500,000 shares are exercisable at $0.29 per share; warrants to purchase 2,000,000 shares are exercisable at $0.65 per share; and warrants to purchase 3,000,000 shares are exercisable at $0.75 per share.


(4) Represents shares of common stock issuable upon conversion of notes issued and issuable to certain of the selling stockholders in a private placement.

(5)      Assumes notes are converted into common stock on November 8, 2000.

(6) Represents shares of common stock issuable upon WealthHound.com, Inc. exercising its rights to require one of the selling stockholders to purchase common stock.

(7) Assumes shares of common stock are issued to the selling stockholder on November 8, 2000. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 13, 2000

                              WEALTHHOUND.COM, INC.

                        98,878,205 SHARES OF COMMON STOCK

                                     ----------------------------------------

          . Our selling stockholders are offering to sell 101,169,581 shares of our common stock issuable:

                  - upon exercise of warrants and

                  - upon conversion of notes.

                        -------------------------------------------

                        National Quotation Bureau "Pink Sheets":
                        common stock "WLTH"
                        -------------------------------------------


          . On November 7, 2000 the closing sale price of our common stock on the National Quotation Bureau "Pink Sheets" was $0.20.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------


              The date of this prospectus is ________________, 2000

                                TABLE OF CONTENTS

SUMMARY FINANCIAL DATA.........................................................2

ABOUT OUR COMPANY..............................................................3

RISK FACTORS...................................................................3

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS......................15

USE OF PROCEEDS...............................................................15

MARKET PRICE OF OUR COMMON STOCK..............................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION.....................16

THE JULY 2000 AND NOVEMBER 2000 PRIVATE PLACEMENT TRANSACTION.................18

BUSINESS......................................................................22

MANAGEMENT....................................................................32

PRINCIPAL STOCKHOLDERS........................................................36

DILUTION......................................................................37

SELLING STOCKHOLDERS..........................................................39

PLAN OF DISTRIBUTION..........................................................41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................42

DESCRIPTION OF SECURITIES.....................................................42

DELAWARE BUSINESS COMBINATION PROVISIONS......................................45

INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................45

WHERE YOU CAN FIND MORE INFORMATION...........................................46

TRANSFER AGENT...............................................................477

LEGAL MATTERS................................................................477

EXPERTS.......................................................................47

INDEX TO FINANCIAL STATEMENTS................................................f-1

                                ABOUT OUR COMPANY

         We are a development stage Internet-based provider of financial, investment, mortgage, insurance and related information. We intend to become a full service, one stop, financial services portal for diversified self-directed investors. Our web site, which won the 2000 @d:tech awards gold medal for the best banking/financial services web site, offers self-directed investors a comprehensive suite of products and services.

         We continually strive to increase the functionality of our services, as well as to offer new services that enhance each user's on-line investing experience. Our services give investors increased control over their personal investments by providing a link to the financial markets and to financial information through a customizable and personalizable user interface. The products and services that we currently offer are described in the "Business" description.

                          HOW OUR COMPANY IS ORGANIZED

         We were incorporated in Florida on April 27, 1999 under the name WealthHound, Inc. with the initial purpose of being a financial content search engine. On July 9, 1999, we were acquired by Bridgeport Communications, Inc., a Florida corporation, following which we changed our name to WealthHound.com, Inc. The name change was effected to better reflect the new direction and emphasis of being a diversified on-line provider of financial services for self-directed investors. On October 20, 2000, we became a Delaware corporation through a merger with a wholly-owned subsidiary.

                              WHERE YOU CAN FIND US

         We are located at 11 Broadway, 21st and 22nd Floors, New York, New York 10004. Our telephone number is (212) 509-0800, our facsimile number is (212) 509-6186, and our homepage on the world-wide web is at http://www.wealthhound.com.

                             SUMMARY FINANCIAL DATA

         The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data for the period from April 27, 1999 (inception) to June 30, 2000, for the six months ended June 30, 2000 and for the period from April 27, 1999 to December 31, 1999 are derived from WealthHound's audited Financial Statements included elsewhere in this Prospectus. The balance sheet data at June 30, 2000 and December 31, 1999 are derived from WealthHound's audited Financial Statements included elsewhere in this prospectus. The operating results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                      Period from                                       Period from
                                                     April 27, 1999                                   April 27, 1999
                                                        (Date of                                         (Date of
                                                     Inception) to            Six Months               Inception) to
                                                        June 30,             Ended June 30,             December 31,
                                                          2000                    2000                    1999
                                                          ----                    ----                    ----
Statement of Operations Data:
Total Operating Expenses..................             $4,514,265                $3,514,816               $999,449
   Sales and Marketing...................                 166,161                   136,321                 29,840
   Research and Development..............                 323,305                   136,370                186,935
   General and administrative............               2,959,796                 2,178,359                781,437




                                       -2-


   Depreciation..........................                  14,132                    12,895                  1,237
    Stock based compensation expense*....               1,050,871                 1,050,871                    --
LOSS FROM OPERATIONS.....................              (4,514,265)               (3,514,816)              (999,449)
                                                  ---------------------    --------------------    -------------------
OTHER INCOME.............................                   61,540                    61,540                       --
                                                  ---------------------    --------------------    -------------------
INTEREST EXPENSE.........................                  (68,328)                 (63,937)                   (4,391)
                                                  ---------------------    --------------------    -------------------
NET LOSS.................................              $(4,521,053)             $(3,517,213)          $(1,003,840)
                                                  ---------------------    --------------------    -------------------
NET LOSS PER COMMON SHARE - Basic and Diluted            $(0.08)                  $(0.06)                $(0.02)
                                                  ---------------------    --------------------    -------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -            54,790,852                  54,790,852          54,367,138
   Basic and Diluted

                                                  ---------------------    --------------------    -------------------
* Ammortization of stock based compensation:

         Sales and Marketing                                 $873                      $873                    $--
         Research and Development                         124,525                   124,525                     --
         General and Administrative                       925,473                   925,473                     --

                                         June 30,            December 31,
                                           2000                 1999
                                           ----                 ----
Balance Sheet Data:
Cash and cash equivalents...........      $104,703           $154,394
Total current assets................       338,303            184,492
Total assets........................       737,042            196,469
Total liabilities...................     1,681,713            882,616
Stockholders' deficit...............      (944,671)          (686,147)



                                  RISK FACTORS

         An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

         Please note that throughout this prospectus, the words "we", "our" or "us" refer to WealthHound.com, Inc. and not to the selling stockholders.

WE WILL REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY

         We will need to raise substantial additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

         If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operation".

         We have entered into financing agreements that contain certain restrictions on future financing, which could have a materially adverse effect on our ability to raise the needed additional funds: for 180 days after the effectiveness of this registration statement, we are restricted from obtaining financing through the issuance of equity, convertible debt or other securities at a per share purchase price less than the market price of our common stock. See "The July 2000 Private Placement Transaction -- Subscription Agreements".

WE WILL BE IN DEFAULT ON CERTAIN NOTES IF OUR REGISTRATION STATEMENT IS NOT DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION BY JANUARY 29, 2001

         On July 3, 2000 and November 2, 2000 we issued a total of $1,500,000 in principal amount of convertible notes to certain investors. See "The July 2000 Private Placement Transaction -- Subscription Agreements". Pursuant to the terms of the notes, we are required to file a registration statement with the Securities and Exchange Commission. Pursuant to the terms of the notes, we are required to file a registration statement with the Securities and Exchange Commission and will be in default on notes in the principal amount of $1,250,000 if the Securities and Exchange Commission does not declare our registration statement effective by January 29, 2001. Also, under the November 2, 2000 financing transaction, we will be in default on notes in the principal amount of $250,000 if we do not become a NASDAQ OTC Bulletin Board listed company and meet certain price and volume requirements by April 30, 2001. All principal and interest due on the outstanding notes would then become immediately due and payable. Defaulting on the notes could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operation".

WE HAVE LOST, AND MAY CONTINUE TO LOSE, MONEY AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS

         Through June 30, 2000, we have generated no revenues from operations, have incurred substantial expenses, and have sustained losses. We incurred a net loss of $1,003,840 for the year ended December 31, 1999. Additionally, we incurred a net loss of $3,517,213 for the six-month period ended June 30, 2000. Losses have resulted principally from costs incurred in connection with the development of our web site and other programs and services aimed at developing our business activities and from costs associated with our administrative activities. We expect to incur additional losses for the remainder of this year and next year. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our expansion. Since we have a limited operating history of marketing our services to the public over the Internet, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We expect to have quarter to quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including:

o        regulatory actions;

o        market acceptance of our products and services;

o        new product and service introductions; and

o        competition.


                                       -4

These conditions raise substantial doubt about our ability to continue as a going concern. See "Summary Financial Data" and "Management's Discussion and Analysis or Plan of Operation".

IF WE ARE UNABLE TO RETURN TO ELIGIBILITY FOR LISTING ON THE NASDAQ OTC BULLETIN BOARD, THE MARKET PRICE OF OUR STOCK COULD BE ADVERSELY AFFECTED

         Our common stock is currently quoted in the National Quotation Bureau "Pink Sheets." Our common stock was previously listed on the NASDAQ OTC Bulletin Board. In 1999 we failed to maintain our bulletin board listing, and we may not meet the relisting requirements for some time in the future. There can be no assurances that we will ever meet the requirements needed to be re-listed on the bulletin board.

         In addition, exercising put options pursuant to our Subscription Agreement and equity line of credit agreement is dependent upon our relisting on the NASDAQ OTC Bulletin Board and maintaining a certain per trading day volume and closing price per share. If we do not meet these requirements then we may not be able to exercise our put options and draw down our equity line of credit agreement; each of which could force us to delay, scale back or eliminate certain product and service development programs. In addition, our inability to exercise our put options and draw down our equity line of credit agreement could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "The July 2000 and November 2000 Private Placement Transactions".

WE ARE NEW TO THE INTERNET MARKETPLACE AND THUS OUR FUTURE PROFITABILITY IS UNCERTAIN

         We launched our web site in February 2000. Accordingly, we have a limited operating history upon which to judge our current operations. In deciding whether to purchase our shares, and the likelihood of our success, you should consider our prospects in light of the problems, risks, expenses, complications, delays, and difficulties frequently encountered by a small business beginning operations in a highly competitive industry, including but not limited to the following:

o        development of our web site and services;

o        the uncertainty of market acceptance of our web site and services;

o        maintenance of our proprietary rights;

o our need to expand our marketing, sales and support organizations, as well as our market share;

o        our ability to anticipate and respond to market competition;

o        our need to manage expanding operations;

o        possible insufficiency of additional funding;

o ability to negotiate and execute affordable, reasonable and fair agreements; and

o        our dependence upon key personnel.

         As we have such a limited history of operation, you will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against our past or present equivalents.

WE INTEND TO GROW THROUGH ACQUISITIONS OF OTHER COMPANIES, AND OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IF WE DO NOT SUCCESSFULLY IMPLEMENT THESE ACQUISITIONS

         We intend to grow by acquiring other companies or businesses in the future. Acquisitions will require us to obtain additional financing. We may not be able to obtain the financing required to complete an acquisition. In addition, acquisitions entail numerous risks, including:

o        difficulties in integrating the acquired operations and products;

o        diversion of management's attention from other business concerns;

o        assuming unknown material liabilities of acquired companies;

o amortizing the acquired intangible assets, which would reduce future reported earnings;

o        regulatory approval; and

o        potential loss of users or key employees of acquired companies.

We cannot assure you that we will be able to acquire the businesses or that we will be able to integrate successfully any operations, personnel, services or products that might be acquired in the future.

OUR INDEPENDENT AUDITORS HAVE ISSUED A REPORT WHICH MAY HURT OUR ABILITY TO RAISE ADDITIONAL FINANCING AND THE PRICE OF OUR COMMON STOCK

         The report of our independent auditors on our financial statements for the year ended December 31, 1999 and for the six-month period ended June 30, 2000 contains an explanatory paragraph which indicates that we have recurring losses from operations. This report states that, because of these losses, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of these recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in our company.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

         There are many companies that offer web sites that provide financial services. Competition for visitors, advertisers and electronic commerce partners is intense and is expected to increase significantly in the future.

         Increased competition could result in:

o        price reductions and lower profit margins;

o        loss of visitors; or

o        reduced page views.

         In addition, our competitors may develop content that is better than ours or that achieves greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Any one of these factors could materially and adversely affect our business, financial condition and operating results.

WE FACE INTENSE INTERNET COMPETITION

         The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry. We expect that competition will continue to intensify. We compete, directly, and indirectly, with the following categories of companies for consumers, content and service providers, and acquisition candidates:

o         on-line  financial   services  or  financial  web  sites  targeted  to
          consumers;

o         publishers and distributors of traditional  off-line media,  including
          those  targeted  to  financially   and   entrepreneurially   conscious
          consumers, many of which have established web use;

o public sector and non-profit web sites that provide information without advertising or commercial sponsorships;

o vendors of products and services distributed through the web and other means, including direct sales, mail and fax messaging; and

o         web search and retrieval services and other high-traffic web sites.

         We expect competition in our market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

o greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their services;

o         relatively easy access to capital;

o         longer operating histories;

o         greater name recognition;

o         larger subscriber bases; and

o association or ownership by large entertainment, news or information corporations.

         To be competitive, we must use leading technologies, enhance our services and content, develop new technologies and respond to technological advances and emerging industry standards on a timely and cost-effective basis. We believe that there are many web sites that provide much of the same substantive information that we provide on our web site and others could easily develop such capabilities. There can be no assurances that we will be successful in using new technologies effectively or adapting our web site to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially adversely affect our business, financial condition and operating results.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND COMPLIANCE FAILURES COULD ADVERSELY AFFECT OUR BUSINESS

         We are in the process of acquiring a broker/dealer firm and upon such acquisition we will be subject to securities industry regulations. The securities industry in the United States is subject to extensive regulation governing all aspects of the securities business, including: registration of offices and personnel, sales methods, acceptance and execution of customer orders, handling of customer funds and securities, trading practices, capital structure, record keeping, conduct of directors, officers and employees, and supervision. The various governmental authorities and industry self-regulatory organizations that will supervise and regulate us generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend or expel us or any of our officers or employees who violate applicable laws or regulations.

         Our ability to comply with all applicable laws and rules largely depends on our establishing and maintaining compliance and reporting systems, as well as our ability to attract and retain qualified compliance and other personnel. We could be subject to disciplinary or other regulatory or legal actions in the future due to noncompliance. In addition, it is possible that any past noncompliance, on the part of the broker/dealer firm we acquire, could subject us to future civil lawsuits, the outcome of which could have a material adverse effect on our business, financial condition and operating results.

         In addition, we use the Internet as a major distribution channel to provide products and services to our users. Due to the increasing popularity of the Internet, it is possible that new laws and regulations may be adopted dealing with such issues as user privacy, content and pricing. Such laws and regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel, which in turn could have a material adverse effect on our business, financial condition and operating results.

WE NEED TO COMPLY WITH STRINGENT CAPITAL REQUIREMENTS

         Many of the regulatory agencies, securities exchanges and other industry self-regulatory organizations that will regulate us once we complete the acquisition of a broker/dealer firm have stringent rules with respect to securities broker/dealers maintaining specific levels of net capital. Net capital is the net worth (assets minus liabilities) of a broker or dealer, less deductions for certain types of assets. If the broker/dealer firm we acquire fails to maintain the required net capital, it may be suspended or its license may be revoked, which could ultimately lead to it being liquidated.

         If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, we might be required to limit or discontinue those portions of our business that require the intensive use of capital. Such operations may include the financing of customer account balances. Also, our ability to withdraw capital from our broker/dealer firm could be restricted, which in turn could limit our ability to repay debt and redeem or purchase shares of our outstanding stock, if necessary. A large operating loss or charge against net capital could adversely affect our ability to expand our business in the future.

OUR  EXPOSURE TO POSSIBLE  SECURITIES  LITIGATION  COULD  ADVERSELY  AFFECT OUR
BUSINESS

         Many aspects of the securities brokerage business, including on-line trading services, involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. Like other securities brokerage firms, RichMark Capital, the brokerage firm that currently serves each of our users, or the broker/dealer that we are in the process of acquiring, may be named as a defendant in class action and other suits. If RichMark Capital or the broker/dealer that we are in the process of acquiring is named as a defendant, it is possible that we may be named as a defendant based upon our relationship with these companies. Any such litigation brought in the future could have a material adverse effect on our business, financial condition and operating results.

WE FACE POTENTIAL LIABILITY CLAIMS FROM THE OFFERING OF FINANCIAL INFORMATION, PRODUCTS AND SERVICES

         We offer financial products, information and services on our web site. Although a substantial portion of this content is provided by others, we face the risk that claims may be made against us for losses or damages, perceived or real, which could adversely affect our business.

         Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and operating results.

WE DEPEND ON OUR CONTENT PROVIDERS

         Our future success depends upon our ability to aggregate and deliver compelling content over the Internet which relates to our core business activities, including financial news and services, insurance quotes, mortgage quotes and access to retailers. We will rely on independent content providers for much of the information and content provided on our web site. We have entered into relationships with many companies to obtain content for our web site, including:

o News Alert, Inc., which provides financial related data, news and services;

o RichMark Capital Corporation, which provides our users access to an on-line Internet broker through which our users can trade securities;

o MortgageIT.com, Inc., through which users can obtain mortgage quotes and mortgage loans for residential properties;

o Quotesmith.com, Inc., through which our users can obtain insurance quotes and purchase insurance;

o Netexchange, Inc., through which our clients can open their own free e-mail account; and

o LinkShare Corporation and Bcentral.com, which provide our users with access to retailers on the Internet.

 We intend to enter into additional relationships in the future.

         Our  success  depends  significantly  on our  ability to  maintain  our existing relationships with these content providers and to build new or replacement relationships with other content providers. Some of our agreements with content providers are short-term and non-exclusive. Providers could also increase license or other fees for their services. Due to the non-exclusivity of certain of our agreements, many of the providers offer certain content to our competitors that is similar or the same as the content on our web site. To the extent that content providers, including but not limited to our current providers, offer information to users or our competitors at a lower cost, our business, financial condition and operating results could be materially adversely affected. Some of our agreements are exclusive for the term of the agreement. Due to the exclusivity of such agreements, we are unable during the term of the agreements to enter into agreements with providers which offer better or substantially similar services at a lower cost.

         In addition, we depend on the ability of our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to subscriber and consumer demand and evolving industry trends. The failure by these parties to develop and maintain high quality, attractive content could result in subscriber and consumer dissatisfaction, could inhibit our ability to add subscribers and consumers and could dilute our brand name, each of which could have a material adverse effect on our business, financial condition and operating results.

         Furthermore, we cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any third-party service provider as a result of systems failures or capacity constraints or for any other reason, and our inability to make alternative arrangements in a timely manner, if at all, would have a material adverse effect on our business, financial condition and operating results.

OUR STOCK IS THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY

         Our common stock currently is quoted in the National Quotation Bureau "Pink Sheets." The trading volume of our common stock historically has been limited, and there can be no assurance that an active public market for our common stock will be developed or sustained. In addition, trading in our securities is subject to the "penny stock" rules. See "Risk Factors -- Penny stock rules may make buying or selling our common stock difficult". The trading price of our common stock in the past has been, and in the future could be, subject to wide fluctuations. These fluctuations may be caused by a variety of factors, including the following:

o         quarterly variations in our operating results;

o actual or anticipated announcements of new products or services by us or our competitors;

o         changes in analysts' estimates of our financial performance;

o         general conditions in the markets in which we compete; and

o         worldwide economic and financial conditions.

         The stock market in general also has experienced extreme price and volume fluctuations that have particularly affected the market prices for many rapidly expanding companies and often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of our common stock.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

         Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities.

WE HAVE 107,446,962 SHARES OF OUR COMMON STOCK RESERVED FOR FURTHER ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR WEALTHHOUND COMMON STOCK

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of November 7, 2000, we had 107,446,962 shares of common stock reserved for possible future issuances upon conversion of options, warrants and notes and for possible future issuances pursuant to a credit agreement.

         The exercise and conversion terms of our outstanding options, warrants and notes may cause substantial dilution in the book value per share of our common stock. Because of the conversion features in the notes, the note holders will receive a greater number of shares of common stock after conversion if our common stock price decreases. Similarly, under an existing equity line of credit, if the price of our common stock decreases, more shares will be issuable when the credit line is drawn upon.

         We have also entered into a credit agreement and have issued certain options, warrants and notes, including warrants owned by the selling stockholders, which entitle their holders to acquire our common stock at prices which may represent discounts from the future market prices of our common stock. Such discounts could result in substantial dilution to existing holders of our common stock.

         If the selling stockholders convert their notes or exercise their warrants and then sell our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their remaining notes into greater amounts of our common stock, the sales of which would further depress our stock price. It also means that it will take more of our shares to draw on the credit line.

         The significant downward pressure on the price of our common stock could encourage short sales, if short sales of our stock were permitted, and consequently place further downward pressure on the price of our common stock. See "Dilution".

FUTURE SALES OF SHARES BY MICHAEL FARKAS, OUR CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         There are approximately 75,854,025 shares of our common stock outstanding, of which approximately 53,829,530 shares (or 70.9%) are held beneficially by Michael Farkas, his wife Rebecca J. Farkas and related entities. Mr. Farkas will be able to sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by SEC regulations. If Mr. Farkas were to sell a large number of shares, the market price of our common stock could decline significantly. Moreover, the perception in the public markets that such sales by Mr. Farkas might occur could also adversely affect the market price of our common stock.

         In connection with our July 2000 financing, Mr. Farkas signed a lock-up agreement which prevents him, subject to certain exceptions, from transferring or otherwise selling his shares for a limited period of time. See "The July 2000 Private Placement Transaction - Lock-Up Agreements".

CONTROL BY MICHAEL FARKAS COULD PREVENT A CHANGE OF CONTROL OF OUR COMPANY AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         Mr. Farkas, individually, through his wife Rebecca J. Farkas, and through related entities, beneficially owns approximately 70.9% of our common stock. Accordingly, for as long as Mr. Farkas continues to beneficially own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. This concentration of ownership could have the effect of preventing us from undergoing a change of control in the future and might affect the market price of our common stock.

IF PREVIOUSLY UNREGISTERED SHARES OF OUR COMMON STOCK ARE SOLD INTO THE MARKET, IT COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP

         The market price of our common stock could drop as a result of sales in the market of the shares covered by this prospectus after the offering, or the price could remain lower because of the belief that such sales might occur. These factors could make it more difficult for us to raise funds through future offerings of common stock.

         As of November 7, 2000, we had 75,854,025 shares of common stock issued and outstanding. Following this offering and assuming all outstanding notes are converted and warrants are exercised prior to their expiration at prices prevailing on November 7, 2000, 37,826,924 shares will be freely tradeable, and additional unregistered shares will be tradeable under SEC Rule 144 by persons other than our affiliates.

         We have reserved an aggregate of 15,000,000 shares of common stock for issuance to employees, officers, directors and consultants pursuant to our 2000 Stock Option Plan. To date, options to purchase 6,676,869 shares have been granted under the plan and are currently outstanding. We intend to file a Form S-8 registration statement covering the shares issued and issuable pursuant to the plan. Further, we have reserved an additional 14,750,000 shares for issuance upon exercise of outstanding warrants to purchase common stock, most of which are included in this registration statement.

CERTAIN PROVISIONS OF OUR CHARTER AND DELAWARE LAW WHICH COULD MAKE A TAKEOVER MORE DIFFICULT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER THE MARKET PRICE

         Our charter and bylaws and the laws of Delaware (the state in which we are incorporated) contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board of directors. The existence of these provisions could adversely affect the market price of our common stock.

         Although such provisions do not have a substantial practical significance to investors while Mr. Farkas controls us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Mr. Farkas' combined voting power decrease to less than 50%.

THE FUTURE SUCCESS OF OUR ON-LINE BUSINESS WILL DEPEND ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE

         The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our future success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high speed modems, for providing reliable Internet access and services. Many Internet service providers, which provide our users with access to the Internet, and other suppliers of Internet systems and components have experienced a variety of outages and other delays as a result of damage to portions of their infrastructure and other technical problems and could face similar outages and delays in the future. Such outages and delays are likely to affect the level of Internet usage and the processing of transactions on our web site and are not within our control. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may require us to incur substantial data processing development and compliance costs.

OUR BUSINESS RELIES HEAVILY ON COMPUTERS AND OTHER ELECTRONIC SYSTEMS AND CAPACITY CONSTRAINTS AND FAILURES OF THESE SYSTEMS COULD HARM OUR BUSINESS

         RichMark Capital receives trade orders primarily via electronic means such as unregulated Internet access providers and touch-tone telephones. In addition, RichMark Capital executes all of our users' trades through a series of computerized processing systems and links to third parties. Thus, we depend heavily on the capacity and reliability of the electronic systems supporting this type of trading. Heavy use of our systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time.

         Recently, we have experienced periods of extremely high trading volume and substantial volatility in the securities markets. During these periods, the volume and volatility of trading activity may cause individual system components or processes to fail, resulting in the temporary unavailability of RichMark Capital's web site or our web site. High trading volume also may cause significant delays on the part of RichMark Capital in executing trading orders, resulting in some customers' orders being executed at prices they did not anticipate. We cannot assure you that these events will not occur in the future.

         These occurrences are dissatisfying to our users, who may file formal complaints with RichMark Capital, industry regulatory organizations or us, initiate regulatory inquiries or proceedings, file lawsuits against RichMark Capital or us, or cease on-line trading altogether. We cannot assure you that we, or for that matter RichMark Capital, will be able to accurately predict such future volume increases or volatility or that our systems or RichMark Capital's systems will be able to accommodate such volume increases or volatility without failure or degradation. Our electronic systems and RichMark Capital's electronic systems are also vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage, computer viruses and similar events or the loss of support services from third parties.

         As our business expands, we also face risks relating to the need to expand and upgrade our transaction processing systems, network infrastructure and other aspects of our technology. While many of our systems are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth. In addition, we cannot assure you that we will be able to predict accurately the timing or rate of such growth, or expand and upgrade our systems and infrastructure on a timely basis.

FAILURE TO INTRODUCE NEW SERVICES AND PRODUCTS IN A TIMELY MANNER MAY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY

         Our future success will depend in large part on our ability to develop and enhance our services and products, including the ability to offer securities through a wholly-owned broker-dealer. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant technical risks in the development of new or enhanced services and products, including the risk that we will be unable to:

o        effectively use new technologies;

o        adapt our products and services to emerging industry standards; or

o        develop, introduce and market enhanced or new products and services.

         In addition, there are significant barriers to being able to offer securities through a broker-dealer, which include regulatory approval. If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these services and products do not achieve market acceptance, our business, financial condition and operating results could be materially adversely affected.

SINCE OUR SUCCESS DEPENDS UPON THE EFFORTS OF KEY MEMBERS OF OUR MANAGEMENT AND OUR EMPLOYEES, OUR FAILURE TO RETAIN MANAGEMENT MEMBERS OR EMPLOYEES WILL NEGATIVELY AFFECT OUR BUSINESS

         Our business is greatly dependent on the efforts of our executive officers and key employees, and on our ability to attract key personnel.

         Also, success will depend in large part upon our ability to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. The loss of some or all of our project managers and other senior personnel could have a materially adverse impact on us.

         We have not entered into employment agreements with any of our executive officers. The loss of the services of any of our executive officers or other key employees could delay our ability to fully implement our operating strategy, which could have a negative effect on our business, operating results and financial condition.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS

         We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

BECAUSE WE RELY ON ENCRYPTION TECHNOLOGY OUR BUSINESS IS VULNERABLE TO SECURITY RISKS WHICH MAY COMPROMISE OUR USER TRANSACTION DATA

         A significant barrier to Internet commerce is the secure transmission of confidential information over public networks. We rely on third-party encryption and authentication technology to facilitate secure transmission of confidential information. We cannot assure you that advances in computer and cryptography capabilities or other developments will not result in a compromise of the algorithms we use to protect user transaction data.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares of common stock covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of these shares. We may receive proceeds from the exercise of the warrants. We expect to use such net proceeds, if any, for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling stockholders.

                        MARKET PRICE OF OUR COMMON STOCK

         From October 9, 1996 to July 23, 1999, Bridgeport Communications, Inc., the predecessor to our company was listed for trading on the NASDAQ Bulletin Board under the symbol "TRLK" and subsequently under the symbol "BPOT". Since July 23, 1999, our common stock has been quoted in the National Quotation Bureau "Pink Sheets", under the symbol "WLTH". As of November 7, 2000, we had 76,203,833 shares of common stock outstanding held by 172 shareholders of record and 1,159 non-objecting beneficial owners of shares.

         The following table sets forth the range of high and low bid prices of our common stock for the 1st and 2nd fiscal quarters of 1999 on the Bulletin Board and for the 3rd and 4th fiscal quarters of 1999 and the 2000 fiscal year in the Pink Sheets. The Bulletin Board quotations represent prices between dealers in securities, do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

       Year       Quarter         High               Low
------------------------------------------------------------------
       2000         4             0.38             0.17
                    3             0.70             0.20

                    2             1.16             0.45
                    1             2.05             1.05
------------------------------------------------------------------
       1999         4             1.41             0.13
                    3             1.72             0.38
                    2             2.13             0.03
                    1             0.03             0.03
------------------------------------------------------------------
       1998         4             0.13             0.04
                    3             0.25             0.13
                    2             1.75             0.25
                    1             1.88             0.25
------------------------------------------------------------------


                                    DIVIDENDS

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

OVERVIEW

         We are a development stage Internet-based provider of financial, investment, mortgage, insurance and related information. We were incorporated in April 1999 with the initial purpose of being a financial content search engine. During the past year, we recognized the major stumbling blocks and pitfalls associated with being a financial content search engine and refocused our intentions on becoming a one stop, on-line financial services company for self-directed investors. We continually strive to increase the functionality of our services, as well as to offer new services that enhance each user's on-line investing experience. Our services give investors increased control over their personal investments by providing a link to the financial markets and to financial information through a customizable and personalizable user interface. The products and services that we currently offer are described in the "Business" description.

         We have not generated any revenues to date and have incurred substantial operating losses in establishing and operating our web site and providing our products and services. We sustained a net loss of $1,003,840 during the period from April 27, 1999 through December 31, 1999. For the six months ended June 30, 2000, we sustained a net loss of $3,517,213.

RECENT ACCOUNTING PROCUREMENTS

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as amended, establishes methods for recording derivative financial instruments, as well as other hedging activities. We are required to adopt SFAS 133 effective January 1, 2001. Because we currently do not hold any derivative instruments and do not engage in hedging activities, we do not currently believe that the adoption of SFAS 133, as amended, will have a significant impact on our consolidated financial position or results of operations.

         In March 2000, the Emerging Issues Task Force of the FASB issued EITF Issue 00-2, "Accounting for Website Development Costs." The issue addresses how an entity should account for costs incurred to develop a website. The total capitalizable costs associated with the development of our website have been immaterial to date and have not been capitalized.

          In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, Interpretation of APB Opinion No. 25." Interpretation No. 44 clarifies the application of Accounting Principle Board Opinion No. 25 to certain issues including: (1) the definition of employee for purposes of applying APB Opinion No. 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (4) the accounting for an exchange of stock compensation awards in business combinations. We adopted Interpretation No. 44 in July 2000. The adoption of Interpretation No. 44 did not have a material effect on our consolidated financial position or results of operations.

RESULTS OF OPERATIONS

PERIOD FROM APRIL 27, 1999 (INCEPTION) THROUGH JUNE 30, 2000

         Our cumulative net losses since inception are attributable to the fact that we have not derived any revenue from operations to offset our business development expenses.

         Operating expenses since inception have amounted to $4,514,265. General and administrative expenses since inception have amounted to approximately $2,959,796, primarily consisting of commercial lease payments, legal, accounting and officers' and employees' salaries. Research and development expenses since inception have amounted to approximately $323,305, primarily consisting of software and consulting services.

LIQUIDITY AND CAPITAL RESOURCES

         We are in the development stage and have generated no revenues. In addition, the report of our independent auditors on our financial statements as of June 30, 2000 and December 31, 1999 contains an explanatory paragraph regarding an uncertainty with respect to our ability to continue as a going concern.

         For the six  months  ended  June 30,  2000,  we  incurred a net loss of
$3,517,213. Our accumulated deficit since inception is $4,521,053. Such accumulated losses have resulted primarily from costs incurred in research and development and from general and administrative expenses. We will continue to incur substantial operating losses until we significantly increase and realize revenues from the operation of our broker-dealer. Our anticipated operation as a broker-dealer is subject to various conditions, which may not be met, including the approval by the National Association of Securities Dealers (the "NASD") of the merger with WAP, Inc., a registered broker-dealer, the approval by the NASD for WAP, Inc. to expand its business operations and the entering into an agreement by WAP, Inc. with a clearing firm. Subject to these conditions being met, we plan to launch our on-line brokerage business in the first quarter of 2001. We had total current assets of $338,303 as of June 30, 2000.

         We raised $934,987 (net of expenses) in connection with a private financing consummated in July 2000. Pursuant to the terms of that financing, we can require the investors to purchase convertible notes totaling $2,250,000 in a series of up to three tranches. The conditions for these additional investments include:

o         various minimum price and trading volume requirements;

o we need to be a reporting company under the Securities Exchange Act of 1934, as amended;

o our shares must be registered on the OTC Bulletin Board or other principal market; and

o for the second and third tranches totaling a possible $1,500,000, a registration statement, of which this prospectus forms a part, must be effective.

         We raised $220,000 (net of expenses) in connection with a private financing consummated on November 2, 2000. We did not meet certain conditions required for us to obtain the financing. However, the investors agreed to waive the financing conditions which included: (i) our being a reporting company under
Section 12(g) of the Securities Exchange Act of 1934, as amended, (ii) our shares being listed on the OTC bulletin board or other principal market and
(iii) our stock achieving certain minimum closing prices and daily trading volumes. In exchange for this waiver we agreed that convertible notes in the amount of $250,000 would become due and payable if these financing conditions were not satisfied by April 30, 2001.

         Additionally, we entered into a private equity line of credit agreement in July 2000 which provides that for two years after the registration statement, of which this prospectus forms a part, becomes effective, we can require an investor to purchase our common stock at a discount. The amount which can be raised depends on the then current market price and trading volume. This equity line could produce up to an amount of $12,200,000.

         However, since there are market price and trading volume requirements associated with the purchase of the notes and the line of credit, no assurance can be given that we will be successful in raising the capital either upon purchase of the notes or under the line of credit agreement. Further, there can be no assurance, assuming we successfully raise additional funds, that we will achieve profitability or positive cash flows.

         We intend to meet our long-term liquidity needs through available cash and cash flow as well as through additional financing from outside sources. We anticipate that our existing working capital will be sufficient to fund our operations at least through January 1, 2001. Continuing operations thereafter will depend on cash flow operations and the ability to obtain any additional funds from the July 2000 financing which are subject to certain conditions (see below) or to raise additional funds through equity, debt or other financing. There can be no assurance, however, that such funds will be available nor will we meet the conditions of the July 2000 financing. If we are not successful in raising additional funds, we might be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability could have a material adverse effect on the Company's business, operating results, or financial condition to such extent that the Company is forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Risk Factor -- We will require additional funds to achieve our current business strategy".

          THE JULY 2000 AND NOVEMBER 2000 PRIVATE PLACEMENT TRANSACTION

         The agreements and instruments relating to the rights and obligations of the securities issued in the July 2000 and November 2000 private placements are filed as exhibits to the registration statement, of which this prospectus forms a part. We urge you to read them in their entirety.

SUBSCRIPTION AGREEMENTS

         On July 3, 2000, under the terms of each of the subscription agreements between us and each of the investors referred to therein, we sold $1,250,000 in 8% convertible notes and issued warrants to purchase up to an aggregate of 6,250,000 shares of our common stock.

         For 180 days after the effectiveness of this registration statement, we are restricted from issuing any equity, convertible debt or other securities at a per share purchase price less than the market price of our common stock, except for the following issuances:

o equity or debt issued in connection with us acquiring a business or assets; or

o stock issued in connection us establishing a joint venture, a partnership or creating a licensing arrangement.

         Each investor was granted a right of first refusal to purchase the same number of shares, on the same terms, as any other issuance by us (except in certain circumstances as set forth in the subscription agreements) until 180 days after the registration statement, of which this prospectus forms a part, is declared effective.

         Under the terms of the subscription agreements, we have the option, subject to certain conditions, of requiring the investors to purchase additional convertible notes totaling $2,250,000 in a series of up to three tranches. The conditions for these additional investments include:

o         various minimum price and trading volume requirements;

o we need to be a reporting company under the Securities Exchange Act of 1934, as amended;

o our shares must be registered on the OTC Bulletin Board or other principal market; and

o for the second and third tranches, the registration statement, of which this prospectus forms a part, must be effective.

         The terms of these convertible notes are the same as the notes issued to the investors at the closing, except that the maturity date of the notes is two years from the date that the notes are issuable.

         We cannot require any investor to make an additional investment if it would result in that investor owning more than 9.9% of our common stock.

         Under the terms of the subscription agreements, we are required to file a registration statement registering:

o 200% of the number of shares of our common stock issuable upon conversion of the notes issued and issuable; and

o the number of shares of our common stock issuable upon exercise of the subscription agreement warrants.

         On November 2, 2000, pursuant to the terms of a subscription agreement, we requested that the investors purchase additional convertible notes from us for $250,000. Pursuant to the terms of the same subscription agreement, we lowered the exercise price on warrants to purchase 1,250,000 shares of our common stock, previously issued to the finder, to $0.50 per share.

THE NOTES

         The notes have a maturity date of two years from issuance and are convertible into our common stock at a per share price determined at the time of conversion, equal to the lower of:

o        $0.5867, or

o 75% of the average of the three lowest closing bid prices for our common stock for the thirty trading days preceding the conversion date.

SUBSCRIPTION AGREEMENT WARRANTS

         2,000,000 warrants are exercisable at $0.65 per share and 3,000,000 warrants are exercisable at $0.75 per share. The warrants have a term of four years. If we require the warrant holders to purchase the additional notes, as described above, and they do not comply, then the number of shares issuable upon exercise of the warrants will be reduced according to a formula set forth in each warrant agreement.

         We have the right, subject to certain conditions, to request the warrant holders to exercise half of each of their warrants (other than the warrants issued on November 2, 2000). The conditions include:

o        various minimum price and trading volume requirements; and

o        a registration statement must be effective.

         If the warrant holders do not exercise the number of warrants, as we request, we are entitled to cancel those warrants. However, we cannot require any warrant holder to exercise its warrant if it would result in that investor owning more than 9.9% of our common stock.

         All of the warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

PURCHASE OF SHARES UNDER THE PRIVATE EQUITY LINE OF CREDIT AGREEMENT

         We entered into a private equity line of credit agreement with an investor on July 3, 2000. Under the terms of the equity line of credit agreement, we can cause an investor to purchase an aggregate of $12,200,000 of our common stock at 88% of market prices over a 14-day forward looking period (see "Dilution") beginning the earlier to occur of:

o the date the registration statement, of which this prospectus forms a part, becomes effective; or

o         the earlier date as we and the investor may mutually agree in writing;

         and expiring on the earliest to occur of:

o         the date on  which  the  investor  shall  have  purchased  the  shares
          pursuant  to  the  agreement  for  an  aggregate   purchase  price  of
          $12,200,000;

o the date the agreement is terminated pursuant to certain provisions of the agreement; or

o 24 months from the date we can cause the investor to purchase the shares.

         We can issue a maximum of 24 notices to the investor requiring it to purchase our shares. At any one time we can require the investor to purchase not less than $200,000 of our common stock, subject to certain conditions, nor more than a maximum amount, as defined in the agreement depending on the price and the trading volume of our common stock.

THE INVESTOR'S TERMINATION RIGHTS
---------------------------------

         The obligation of the investor to purchase the shares of our common stock would terminate permanently in the event that:

o there shall occur any stop order or suspension of the effectiveness of the registration statement, of which this prospectus forms a part, for ten consecutive days, or for an aggregate of 30 trading days during the investor's commitment period, for any reason;

o we fail to reserve and keep available at all times, free of preemptive rights, enough shares of our common stock to satisfy our obligation to issue the shares to the investor;

o we fail to maintain the listing of our common stock on a principal market, and we do not list the shares issuable to the investor;

o we fail to register our shares of common stock and fail to keep them registered under Section 12(g) or 12(b) of the Exchange Act; and

o we fail to preserve and continue the corporate existence of our company.

LIMITATION ON THE INVESTOR'S OWNERSHIP OF OUR SHARES
----------------------------------------------------

         We cannot require the investor to purchase shares of our common stock if it would result in the investor owning more than 9.9% of all of our common stock, as would be outstanding on that purchase date, when aggregated with all other shares of common stock then owned by the investor beneficially or deemed beneficially owned by the investor as determined in accordance with Section 16 of the Exchange Act.

NO SHORT SELLING BY THE INVESTOR
--------------------------------

         The investor may not engage in short sales of our common stock, except as provided in the agreement.

LOCK-UP AGREEMENTS

         In connection with our July 2000 financing,  Michael D. Farkas, Rebecca
J. Farkas, Eric Seiden, Matthew Sher and Scott Mager signed lock-up agreements which prevent them, subject to certain exceptions, from transferring or otherwise selling their shares owned as of July 3, 2000 until the earliest of:

o an investor's purchase of an aggregate of $12,200,000 of our common stock under the equity line agreement;

o the investor's failure to comply with the equity line agreement to purchase our common stock; or

o         two years from the effective date of a registration statement.

         Additionally, from the expiration of the above described lock-up period, these investors are restricted from transferring or selling more than 1,000 shares in any trading day and more than 15,000 shares in any month (3,000 shares in any trading day and 40,000 shares in a month if our common stock is listed on the Nasdaq SmallCap Market, or another principal trading market), until the earliest of:

o the warrants issued pursuant to the equity line are fully exercised, to the extent they are exercisable; and

o         the expiration of the warrants.

REGISTRATION RIGHTS AGREEMENT

         In connection with the execution of the private equity line of credit agreement, we agreed to file an initial registration statement covering the resale of:

o the shares of our common stock issuable pursuant to the credit line agreement; and

o the shares of our common stock issuable upon exercise of warrants issued as finder's fees.

FINDER'S FEES

         On July 3, 2000, we paid the following finder's fees:

o warrants to purchase 4,000,000 shares of common stock at $1.00 per share (subsequently reduced to $0.50 per share) for a term of four years;

o warrants to purchase 2,000,000 shares of common stock at $1.25 per share (subsequently reduced to $0.50 per share) for a term of four years;

o warrants to purchase 750,000 shares of common stock at $0.75 per share (subsequently reduced to $0.50 per share) for a term of four years;

o warrants to purchase 500,000 shares of common stock at $0.65 per share (subsequently reduced to $0.50 per share) for a term of four years; and

o         $150,000, which is 12% of the aggregate amount of the notes purchased.

         We also agreed to pay a finder's fee equal to 12% of the amount of investment we actually receive pursuant to the subscription agreement and private equity line of credit agreement.

         On November 2, 2000, we paid a finder a finder's fee of warrants to purchase 2,500,000 shares of common stock at $0.29 per share for a term of four years.

                             BUSINESS - OUR COMPANY

                             A SUMMARY OF WHAT WE DO

         The emergence of the Internet as a tool for communication and commerce has revolutionized the financial services industry by providing organizations and individuals around the world with new ways of conducting business. Consumers have recognized that self-directed on-line transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary. We are intent on capitalizing on this high growth opportunity by becoming a full service, one stop, financial services portal for diversified self-directed investors. Our ongoing business strategy is to offer an array of services, to enhance our users' experiences and empower them to better manage their personal prosperity and investments.

         Our web site, which won the 2000 @d:tech awards gold medal for the best banking/financial services web site, offers self-directed investors a comprehensive suite of products and services. We provide users with numerous free resources, including:

o         breaking financial news;

o         delayed stock and option price quotes;

o         Java-based charting and quote applications;

o         real-time market commentary and analysis;

o         company financial information;

o         personalized investment portfolio tracking;

o         search and filtering tools for mutual fund products; and

o         information relating to initial public offerings.

         Through our relationships with various companies, we offer our visitors the on-line opportunity to:

o open brokerage accounts and trade securities through RichMark Capital Corporation;

o         apply for home mortgages through MortgageIT.com; and

o obtain insurance quotes and insurance policies through Quotesmith.com, Inc.

         Our services give investors increased control over their personal investments by providing a link to the financial markets and to financial information through a customizable and personalizable user interface. The products and services that we currently offer are described below.

                            OUR PRODUCTS AND SERVICES

OUR ON-LINE TRADING PRODUCTS AND SERVICES
-----------------------------------------

         We offer our users the opportunity to open brokerage accounts and trade securities through RichMark Capital Corporation, a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation. The services RichMark provides are based on transaction-enabling technology and are designed to serve the needs of self-directed investors. Investors who open a RichMark brokerage account have complete access to:

o fully automated stock, option, and mutual fund order processing (see below);

o         on-line investment portfolio tracking; and

o         current information about their RichMark accounts.

         Our  users  also  have  access  to  financial  news  and   information,
investment research and management features, including "Stock Alerts", real time quotes and various analytical and record keeping tools (see below).

         At present, we receive no income from introducing our users to RichMark, although we believe that offering these services enhances our user base. For a flat fee of $20,000, our services agreement with RichMark permits us to solicit RichMark's customer base that was introduced to RichMark by us. On August 29, 2000, WealthHound Securities, Inc., one of our wholly-owned subsidiaries and we entered into a merger agreement whereby we would acquire WAP, Inc., a broker/dealer and a member of the National Association of Securities Dealers and the Securities Investor Protection Corporation. There are various conditions to the closing of this transaction, which may or may not be satisfied. See "Results of Operations - Liquidity and Capital Resources". Until the closing of this transaction or termination of the RichMark agreement, our users will continue to trade securities through RichMark.

STOCK, OPTION AND MUTUAL FUND TRADING
-------------------------------------

         Users can directly place orders over the Internet to buy and sell Nasdaq, American Stock Exchange, New York Stock Exchange, over the counter bulletin board, "pink sheets" and other exchange-listed securities, as well as equity and index options and mutual funds through RichMark Capital Corp. and the automated order processing system of RichMark's clearing firm, Penson Financial Services, Inc. This processing system supports a range of order types, including market orders, limit orders, stop orders and short sales. See "Risk Factors -- Our business relies heavily on computers and other electronic systems and capacity constraints and failures of these systems could harm our business".

PORTFOLIO TRACKING AND RECORDS MANAGEMENT
-----------------------------------------

         In an effort to provide our users with an optimum portfolio tracking system, we offer, through our relationship with News Alert and RichMark, a sophisticated portfolio tracking service with a variety of features, free of charge, including:

o on-line access to a listing of all the user's portfolio of assets, including data on the date of purchase, cost basis, current price and current market value;

o automatic calculation of realized profits and losses for each asset held;

o detailed RichMark brokerage account balance and transaction information including cash and money fund balances, buying power, net market portfolio value, dividends received, interest earned, deposits and withdrawals; and

o brokerage history including all orders, executions, changes and cancellations.

         Users can also create "shadow" portfolios to include most financial instruments that the user is interested in tracking; for example, assets held at a brokerage firm other than RichMark. These shadow portfolios can include stocks, options and many mutual funds.

OUR ON-LINE VISITORS SHARE INFORMATION
--------------------------------------

         We provide our users with a unique one to one forum to trade anonymous stock ideas via the web site. By entering a stock ticker symbol and a short message at the appropriate field on the site, the sender could receive an anonymous stock idea from another on-line participant.

ACCESS AND DELIVERY OF OUR SERVICES
-----------------------------------

         Our services are widely accessible through multiple gateways, with automated order placement available 24 hours a day, seven days a week by personal computer. In March 2000, we began providing our users with access to live customer service agents. We expect to offer substantially the same services once we set up our broker/dealer subsidiary. In the future, we also hope to provide our services through a touch-tone telephone with interactive voice recognition.

ON-LINE MARKET DATA AND FINANCIAL INFORMATION
---------------------------------------------

         We provide our users, through our relationship with NewsAlert.com, with a variety of business information services that include:

o        detailed delayed stock quote data;

o        charts containing information about specific companies;

o        company research and real time market information;

o        market commentary; and

o        breaking news.

         Users can create their own personal portfolio comprised of stocks and options for quick access to current pricing information. We provide our users quotes, including stocks, options, major market indices, most active issues, and largest gainers and losers for the major stock exchanges. Customers that maintain RichMark brokerage accounts can receive real time quotes, while users without such accounts can receive delayed quotes.

IPO CENTER
----------

         Through our relationship with News Alert, we provide our users, free of charge, access to information relating to initial public offerings, including the following information:

o        IPO calendar
o        IPO performance
o        IPO  pricing
o        IPO filings
o        IPO commentary
o        This week's IPOs
o        Next week's IPOs
o        Upcoming IPOs

FEDWATCH
--------

         Our web site includes a unique feature which allows "Fed watchers" to gauge the direction of interest rates by keeping abreast of speeches by and interviews with key government and business leaders and the news relating to such leaders.

RESEARCH CENTER
---------------

         Our research center provides our users with access, through various hyperlinks to other web sites, to research and news about companies that our users are interested in researching. These web sites include, but are not limited to, selected message boards for:

o        Yahoo Finance
o        Motley Fool
o        Stockmaster
o        FreeRealTime.com
o        Silicon Investor
o        RagingBull
o        ClearStation
o        Go Network
o        Quicken
o        Smartmoney.com
o        Bloomberg - CNET Investor
o        TheStreet.com
o        CBS MarketWatch
o        Quote.com
o        ZDNet Interactive Investor
o        CNNfn On-line
o        ZDNet Interactive Investor
o        Forbes On-line
o        Reuters
o        PRNewswire
o        Businesswire
o        NewsAlert

PERSONAL NEWS

         The Personal News service powered by News Alert lets the user access news on subjects of personal interest in one place. The user may choose pre-defined topics such as "industries" or "stocks", or may create the user's own "advanced" free-form query to include his or her own personal topics. A user can view the latest headlines on all chosen topics by accessing the user's personal news page and have the option of using our Clip AlertTM feature, which alerts the user via e-mail to important headlines on topics that the user has chosen. This tool, which is available free of charge upon completion of a simple registration form, also allows the user to select the frequency and style of these alerts.

STOCK ALERT
-----------

         Through our relationship with News Alert, we offer users a stock alert service at no additional cost upon completion by the user of a registration form. This service allows our users to easily monitor price movements on specific stocks that they select; for example, assume that the current stock price for XYZ Co. is $10. If the user would like to be alerted when the stock price falls below $9 or jumps above $11, the user sets the desired limits, and within 15 minutes of the stock reaching either limit, the user will receive one e-mail message with such information.

WIRELESS STOCK QUOTES
---------------------

         Our web site also features a Wireless Stock Quote Application for Palm Inc.'s Palm VII wireless connected organizer, which enables our users, at no cost after completion of a simple registration form, to receive stock quotes on their Palm VII.

OUR INSURANCE PRODUCTS AND SERVICES
-----------------------------------

         Our co-branding relationship with Quotesmith.com provides our visitors with a comprehensive Internet-based insurance service. The Quotesmith service enables consumers and business owners to obtain, at no cost, instant quotes from over 300 insurance companies.

         In addition, our visitors can efficiently search for, analyze, and compare insurance products and can easily select and purchase insurance directly from the insurance company of their choice, including the following insurance products:

o        Individual term life;

o        Private passenger automobile;

o        Dental;

o        Individual and family medical;

o        Medicare supplement;

o        Small group medical; and

o        Workers' compensation.

         WealthHound, through Quotesmith's proprietary database and industry expertise developed over the past 16 years, provides a complete "quote to policy delivery" insurance solution without the involvement of any commissioned salespeople.

MORTGAGE SERVICES AND PRODUCTS
------------------------------

         Our co-branding relationship with MortgageIT.com, Inc. offers our visitors a wide array of first mortgage products, as well as second mortgages and home equity lines of credit.

OUR ON-LINE RETAIL PRODUCTS AND SERVICES
----------------------------------------

         In order to provide our users with a comprehensive personal financial web site, we have established a key relationship with Bcentral.com and LinkShare.com to provide an e-commerce area within our web site. Through this relationship we offer our visitors an opportunity to purchase items from over 100 retailers.

OUR WEB SITE DESIGN SERVICES COMPANY
------------------------------------

         In May 2000, envitro.com, Inc., a web site design services company, was organized as a wholly-owned subsidiary of WealthHound, Inc. To date, envitro has developed several web sites, for related parties, including but not limited to, Hipstyle.com and i-autoauction.com. We intend that envitro will continue to grow by procuring additional related and unrelated party business and through acquiring existing web site development companies. See "Risk Factors - We intend to grow through acquisitions of other companies, and our business and financial results could be adversely affected if we do not successfully implement these acquisitions".

OUR HOSTING COMPANY
-------------------

         In August 1999, OSRS Communications, an offsite, remote server to host web sites and e-mail accounts, was organized as a Florida Corporation and a wholly-owned subsidiary of WealthHound.com, Inc. On July 1, 2000, OSRS began its hosting business for related parties. OSRS intends to continue to grow its business by providing hosting services to additional related and unrelated parties and through the acquisition of existing webhosting companies. See "Risk Factors -- We intend to grow through acquisitions of other companies, and our business and financial results could be adversely affected if we do not successfully implement these acquisitions".

                       REVENUES, MARKETING AND ADVERTISING

         We are in the developmental stage of our Internet business and we currently have no revenues. Our agreements with each of News Alert, Quotesmith and MotgageIT, and Bcentral.com and LinkShare.com, respectively, provide, subject to conditions set forth in each of the agreements, for the payment of fees to us in the event we satisfy the conditions set forth in each of the agreements. Most of our expected 2001 revenue will be from our brokerage product, which we plan to launch, subject to NASD approval, in the first quarter of 2001. We have not yet determined the commission structure for our brokerage product.

         MortgageIT.com, Inc. pays us a monthly marketing fee based upon the number of loan applications it receives from our web site. The per loan application fee increases as the number of loan applications MortgageIT.com receives from our web site increases.

         Quotesmith.com, Inc. pays us a referral fee based upon the number of requests for insurance quotes it receives from our web site. The referral fee is $1.50 per quote request for all insurance product lines except for automobile insurance where the referral fee is $0.25 per quote request.

         NewsAlert pays us a co-branding fee of $10 for every 1,000 page views above 250,000 page views per month. We pay NewsAlert a minimum monthly charge of $3,500 for the use of its content. We have not yet received any co-branding fees from NewsAlert in connection with this agreement.

         We do not have a predetermined fee schedule with Bcentral.com and LinkShare.com.

         Our marketing strategy is based on an integrated marketing model which employs a mix of communications media. The goals of our marketing programs are to:

o         increase WealthHound's brand name recognition;

o         attract new users;

o position WealthHound as a better way of accessing financial and market data, and managing portfolios for the individual investor; and

o         increase the retention and value of existing users.

         We will pursue these goals through advertising, marketing on our own web site and other on-line opportunities, direct one-on-one marketing, public relations, and co-marketing programs. Advertising will direct interested users to our web site for additional information, as opposed to generating telephone-based inquiries.

         All communications with members of the public by our subsidiary, WealthHound Securities, Inc., and any broker/dealers that we may acquire in the future, are regulated by the National Association of Securities Dealers, Inc.

                         OUR BUSINESS EXPANSION STRATEGY

         We are pursuing strategic relationships to increase our access to on-line consumers, to build brand name recognition and to expand the products and services we provide to our on-line users. In addition to ongoing relationships, we are pursuing, or intend in the near future to pursue, alliances with:

o        Internet access and service providers;

o        Internet content providers;

o        on-line broker-dealers;

o        mortgage companies;

o        insurance companies;

o        web site development companies;

o        web site and e-mail hosting companies; and

o        electronic commerce companies.

         Our long term strategy involves pursuing alliances with home and on-line banking service providers. This, however, is not part of our short term strategy.

         These alliances are intended to increase our core user base, transaction volume and operational efficiency and to further enhance our brand name recognition. See "Risk Factors -- We intend to grow through acquisitions of other companies, and our business and financial results could be adversely affected if we do not successfully implement these acquisitions". Of course, we cannot assure you that we will be successful in forging these alliances and accomplishing our intended expansions. Our success in this regard will depend on locating and acquiring financially sound companies and raising additional financing sufficient to meet the costs of such acquisitions. There may be legal or licensing requirements that could adversely affect our ability to provide new services.

                                   COMPETITION

         The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry. We expect that competition will continue to intensify. See "Risk Factors -- We face intense Internet competition".

         Potential competition derives from a number of large Internet companies and services that have expertise in developing on-line commerce and in facilitating Internet traffic, including America On-line, Microsoft and Yahoo!. Many of these offer the same free or paid services that we offer. These potential competitors could choose to compete directly or indirectly through affiliations with other electronic commerce companies, including direct competitors. Other large companies with strong brand recognition, technical expertise and experience in Internet commerce could also seek to compete in this marketplace.

         The market for on-line investing services, for on-line insurance products, and for on-line mortgage products is rapidly evolving and intensely competitive, and we expect competition to continue to intensify in the future. Since barriers to entry are low, current and new competitors may be able to launch new web sites at a relatively low cost.

         We believe that the principal determinants of success in the Internet discount brokerage market are brand recognition, size of customer base, technology infrastructure and access to financial and managerial resources. We also believe that the principal factors considered by customers in choosing an Internet discount broker are price, customer service, quality of trade execution, delivery platform capabilities, convenience and ease of use, breadth of services and innovation.

         The market for discount brokerage services, particularly electronic brokerage services, is new, rapidly evolving, and intensely competitive. We have seen a dramatic increase in competition from 1998-2000 and expect this competitive environment to continue in the future. We encounter direct competition from numerous other discount brokerage firms, many of which provide on-line brokerage services. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., TD Waterhouse Securities, Inc., E*TRADE Securities Inc., DLJdirect, a division of Donaldson, Lufkin & Jenrette, Inc., Morgan Stanley Dean Witter & Co., and Datek On-line Brokerage Services Corp. We also encounter competition from established full-commission brokerage firms as well as financial institutions, mutual fund sponsors and other organizations, some of which provide or have announced that they intend to provide on-line brokerage services.

         We compete with a number of companies that either sell insurance on-line, such as Quicken InsureMarket, or provide lead referral services on-line, such as InsWeb Corporation. In the mortgage industry, we compete with on-line mortgage-product providers such as Lending Tree and E-Loan. In the web site development industry, we compete with numerous public and private entities, including but not limited to, Agency.com, Razorfish.com, Paradigm Exchange, and Xpedior, Inc. and in the web site hosting industry, we compete with such companies as Valueweb.net, Communitech.net, Hosting.com, Hostamerica.com, Homepage.com and Dell Hosting.

         A number of our competitors have significantly greater financial, technical, marketing and other resources. Some of our competitors also offer a wider range of services and financial products than us and have greater name recognition, more extensive customer bases and were first to the market. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than us. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. We expect that new competitors or alliances among competitors will emerge and may acquire significant market share.

                         GOVERNMENT AND STATE REGULATION

         We are attempting to acquire a broker/dealer firm and upon such acquisition will be subject to securities industry regulations. The securities industry in the United States is subject to extensive regulation governing all aspects of the securities business. See "Risk Factors -- We operate in a highly regulated industry and compliance failures could adversely affect our business; and Risk Factors -- We need to comply with stringent capital requirements".

         Through our co-branding relationship with MortgageIT, the mortgage banking business that is conducted through our web site is subject to the rules and regulations of various federal, state and local regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. These rules and regulations, among other things, impose licensing obligations on MortgageIT, prohibit discrimination, establish underwriting guidelines and mandate disclosures and notices to borrowers. MortgageIT is also required to comply with each regulatory entity's financial requirements. If MortgageIT does not comply with these rules, regulations and requirements, the regulatory agencies may restrict the ability of MortgageIT to originate and fund mortgage loans; such restrictions could affect our business by reducing our user base.

         Through our co-branding relationship with Quotesmith, insurance business that is conducted through our web site is subject to extensive regulation by state governments. This regulation extends to the operations of insurance companies and insurance agents. In general, state insurance laws establish supervisory agencies with broad administrative and supervisory powers to grant and revoke licenses to transact business, impose continuing education requirements, regulate trade practices, require statutory financial statements of the insurance companies, approve individuals and entities to whom commissions can be paid, regulate methods of transacting business and advertising, approve policy forms, and regulate premium rates for some forms of insurance.

         Moreover, existing state insurance regulations require that a firm, or individual within that firm, must be licensed in order to quote an insurance premium. State insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to compliance with applicable insurance laws and regulations by insurance companies and their agents. In recent years, a number of insurance agents and the life insurance companies they represent, have been the subject of regulatory proceedings and litigation relating to alleged improper life insurance pricing and sales practices. If any such proceedings were to be instituted against Quotesmith, they may have the effect of curtailing Quotesmith's operations which in turn could affect our business by reducing our user base.

                                    EMPLOYEES

         We employ 7 people, all of whom are full-time employees. We will employ additional people as we continue to implement our plan of operation. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

                             DESCRIPTION OF PROPERTY

         We lease approximately 10,000 square feet in a building located at 11 Broadway, New York, New York 1004. The lease expires in July 2010.

                                LEGAL PROCEEDINGS

         The Securities and Exchange Commission's Office of Investor Education and Assistance received a complaint made by Lois Baldwin relating to an alleged delay in the transfer of her account from Ameritrade to WealthHound in April 2000 that resulted in an "alleged" loss of approximately $62,000. The complaint is dated April 19, 2000, and was allegedly forwarded to WealthHound on June 6, 2000. Our records indicate that we first learned of the complaint on or about September 14, 2000. Since WealthHound is not a broker-dealer, and all accounts belong to and are operated by RichMark Capital Corporation and their representatives, the complaint was appropriately responded to by RichMark on September 20, 2000. RichMark vigorously denies the claim. We believe that Ms. Baldwin's complaint is without merit. Notwithstanding our denial and intent to defend this complaint, there is no guarantee that we will be successful in defeating her claims.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information about our executive officers and directors.


NAME                          AGE            POSITION

Michael D. Farkas              28            Chief Executive Officer and Chairman of the Board
Seth S. Fishman                30            President, Chief Financial Officer and Director

Robert A. Schechter            28            General Counsel, Secretary and Director


DIRECTORS

          MICHAEL D. FARKAS has been our Chairman of the Board and Chief Executive Officer since March 7, 2000. Prior to joining our company, Mr. Farkas founded Atlas Recreational Holdings which owns a controlling interest in Holiday RV Superstores, Inc., a publicly traded company on Nasdaq (RVEE). Since 1995, Mr. Farkas has concentrated his business activities on mergers and acquisitions, financial consulting and fund raising primarily in the telecommunications, information technology and other hi-tech ventures through Atlas Equity Group, Inc. and Warrior Equity Partners, Inc.; each of which Mr. Farkas founded. Mr. Farkas is also a director of I-incubator.com and Global Realty Management Group.

         SETH S. FISHMAN, a certified public accountant, has been our President and Chief Financial Officer since September 5, 2000. Mr. Fishman was appointed to our Board of Directors on August 2, 2000 and served as our Vice-President of Finance from May 16, 2000 to September 5, 2000. From 1992 to May 2000, Mr. Fishman held various finance and accounting related positions, including Chief Financial Officer, Financial Controller and Accounting Manager, at Thieme Medical Publishers, Inc., an international medical and scientific publisher. Mr. Fishman graduated with a BS in Accounting from Touro College in 1991 and received his MBA, with a focus on taxation, from Baruch College Business School in 1997.

         ROBERT A. SCHECHTER has been our General Counsel and Secretary since August 2, 2000. Mr. Schechter was appointed to the Board of Directors of our Company on August 2, 2000. From January 1998 to June 23, 2000, Mr. Schechter was an attorney at Yerushalmi & Associates, LLP, a New York law firm, where he represented multinational Internet and high tech companies. Mr. Schechter is also a founding member of RoundTable International, LLC, a New York limited liability company aimed at raising capital for Internet and high tech start ups. Mr. Schechter received his JD in 1997 from Hofstra University School of Law.

         BOARD OF DIRECTORS

          The board of directors consists of three directors. On March 7, 2000, Rebecca J. Farkas, at the time our sole director, appointed Michael D. Farkas, Scott B. Mager and Matthew C. Sher to our Board of Directors. On March 8, 2000, Mrs. Farkas resigned from our Board of Directors. Messrs. Farkas, Mager and Sher appointed Alex Comandini to our Board of Directors. On July 18, 2000, Mr. Mager resigned from our Board of Directors. On August 2, 2000, Mr. Sher resigned from our Board of Directors. On August 2, 2000, Messrs. Farkas and Comandini appointed Seth Fishman and Robert Schechter to our Board of Directors. On August 24, 2000, Mr. Comandini resigned from our Board of Directors.

         BOARD COMMITTEES

         The Board of Directors has established no committees.

                             EXECUTIVE COMPENSATION

         Rebecca Farkas was our Chief Executive Officer and our sole director and officer during the 1999 fiscal year. Mrs. Farkas received no compensation for services performed during the 1999 fiscal year.

         The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2000 fiscal year, for our Chief Executive Officer and for each of our other executive officers (the "Named Executive Officers") whose compensation on an annualized basis is anticipated to exceed $100,000 during fiscal 2000.



                           SUMMARY COMPENSATION TABLE
                           --------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                          ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
-----------------------------------------------------------------------------------------------------------------------------
                                                                              RESTRICTED       SECURITIES

NAME AND PRINCIPAL          FISCAL                            OTHER ANNUAL      STOCK          UNDERLYING        ALL OTHER
POSITION                    YEAR       SALARY      BONUS      COMPENSATION    AWARDS (1)         OPTIONS       COMPENSATION
                                                                                             (NO. OF SHARES)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Rebecca J. Farkas (2)       2000    $           0     $0              $0            $0               0              $0 (3)
Chief Executive Officer
-----------------------------------------------------------------------------------------------------------------------------
Michael D. Farkas           2000      150,000 (4)      0               0              0              0            38,028 (5)
Chief Executive Officer
-----------------------------------------------------------------------------------------------------------------------------
Seth S. Fishman             2000      111,000 (6)      0                0             0        3,250,000            0 (3)
President and Chief Financial
Officer
-----------------------------------------------------------------------------------------------------------------------------
Robert A. Schechter         2000      110,000 (7)      0                0             0        1,036,000            0 (3)
General Counsel and
Secretary
-----------------------------------------------------------------------------------------------------------------------------



(1) The Named Executive Officers are not expecting to receive any long term incentive plan payouts in 2000.

(2)   Mrs. Farkas resigned as Chief Executive Officer as of March 8, 2000.

(3) The aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the Named Executive Officers.

(4) Mr. Farkas commenced the right to receive his salary in July of 2000 and thus will only be entitled to receive $75,000 during the 2000 fiscal year. As of August 16, 2000, Mr. Farkas has elected to defer his salary until further notice.

(5) Mr. Farkas commenced the right to receive these perquisites in July and August of 2000 and thus will only be entitled to receive $18,889 worth of perquisites. These perquisites include an automobile lease for $1,844 per month, automobile insurance for $775 per month, garage space for $425 per month, cellular telephone for $125 per month and use of a gasoline credit card and E-Z Pass.

(6) Mr. Fishman commenced the right to receive his salary in May of 2000 and thus will only be entitled to receive $65,708 during the 2000 fiscal year.

(7) Mr. Schechter commenced the right to receive his salary in June of 2000 and thus will only be entitled to receive $53,750 during the 2000 fiscal year.

                                  STOCK OPTIONS

         We did not grant stock options in 1999.

         The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2000:

                          OPTION GRANTS IN FISCAL 2000

                             (INDIVIDUAL GRANTS) (1)

----------------------------------------------------------------------------------------------------------------------
                                 NUMBER OF            % OF TOTAL OPTIONS
                           SECURITIES UNDERLYING   GRANTED TO EMPLOYEES IN     EXERCISE             EXPIRATION
NAME                          OPTIONS GRANTED               FISCAL               PRICE                 DATE
                                                             2000
----------------------------------------------------------------------------------------------------------------------
Seth S. Fishman                2,750,000 (2)              51.8%                  $0.10                   (3)
                                 500,000 (4)               9.4%                  $0.35                   (3)
----------------------------------------------------------------------------------------------------------------------
Robert A. Schechter            1,000,000 (5)              18.8%                  $0.10                   (3)
                                    36,000 (6)             1.0%                  $0.35                   (3)
----------------------------------------------------------------------------------------------------------------------

(1) As this filing is being made prior to the end of our 2000 fiscal year, the number of options granted to each Named Executive Officer is based on option grants made on or prior to October 25, 2000. No stock appreciation rights were granted or are expected to be granted to the Named Executive Officers during fiscal year 2000.

(2) 275,000 options vested immediately on the date of grant and the remainder of the options vest in three equal annual installments of 825,000 options commencing on September 5, 2001.

(3)  The options expire three years from each of their respective vesting dates.

(4) 50,000 options vested immediately on the date of grant and the remainder of the options vest in three equal annual installments of 150,000 options commencing on May 17, 2001.

(5) 100,000 options vested immediately on the date of grant and the remainder of the options vest in three equal annual installment of 300,000 options commencing on September 5, 2001.

(6) The options vest in three equal annual installments of 12,000 options commencing on July 12, 2001.



     No Executive Officer held options during the 1999 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2000 fiscal year end:

             AGGREGATED OPTION EXERCISES IN THE 2000 FISCAL YEAR AND
                   PROJECTED FISCAL YEAR END OPTION VALUE (1)


                                                                        NUMBER OF
                                                                        UNEXERCISED              VALUE OF
                                                                        SECURITIES               UNEXERCISED IN-
                                                                        UNDERLYING               THE-MONEY
                                                                        OPTIONS AT FISCAL        OPTIONS AT FISCAL
                                                                        YEAR END                 YEAR END
                                SHARES ACQUIRED         VALUE           EXERCISABLE/             EXERCISABLE/
NAME                            ON EXERCISE             REALIZED        UNEXERCISABLE            UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------
Seth S. Fishman                         0                   0          325,000 / 2,925,000         $41,250 / $371,250
----------------------------------------------------------------------------------------------------------------------------
Robert A. Schechter                     0                   0           100,000 / 936,000          $15,000 / $135,000
----------------------------------------------------------------------------------------------------------------------------



(1) As this filing is being made prior to the end of our 2000 fiscal year, the number of unexercised securities underlying options for each Named Executive Officer is based on option grants made on or prior to October 25, 2000 and the value of the unexercised options is based on the closing price of our stock on October 25, 2000. No stock appreciation rights have been granted or are expected to be granted, or exercised by, the Named Executive Officers during fiscal 2000.

                              EMPLOYMENT AGREEMENT

         Pursuant to an employment agreement which has since been terminated, Mr. Comandini was granted options to purchase 381,867 shares of our common stock. The option exercise price is $.35 per share. Mr. Comandini and we agreed that the options shall terminate on August 24, 2003, three years from the date Mr. Comandini resigned from WealthHound.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of November 7, 2000, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.


NAME AND ADDRESS OF                          AMOUNT AND NATURE OF                     PERCENT OF
BENEFICIAL OWNER (1)                         BENEFICIAL OWNERSHIP (2)           OUTSTANDING SHARES (3)
--------------------                         ------------------------           ----------------------
5% STOCKHOLDERS
---------------
Donald Engel                                         4,000,000 (4)                     5.1%
First Security Investments                          15,000,000                        19.8%
Libra Finance S.A.                                   9,750,000 (5)                    11.4% (6)
Rebecca J. Farkas                                   53,829,530 (7)                    70.9%
DIRECTORS AND NAMED EXECUTIVE
-----------------------------
OFFICERS
--------
Michael D. Farkas                                   53,829,530 (8)                        70.9%
Seth S. Fishman                                        325,000 (9)                          *
Robert A. Schechter                                    100,000 (10)                         *
All the Officers and Directors as a
Group                                               54,254,530 (11)                      71.1%


----------------
*      Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is c/o WealthHound.com, Inc., 11 Broadway, New York, New York 10004.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(3) Shares subject to options are considered outstanding only for the purpose of computing the percentage of outstanding common stock which would be owned by the optionee if the options were so exercised, but (except for the calculation of beneficial ownership by all directors and executive officers as a group) are not considered outstanding for the purpose of computing the percentage of outstanding common stock owned by any other person.

(4) Includes 4,000,000 shares of common stock issuable upon exercise of a warrant.

(5) Includes 9,750,000 shares of common stock issuable upon exercise of currently exercisable warrants.

(6) Pursuant to the terms of the subscription agreement and private equity line of credit agreement, Libra may not exercise any warrants that would cause its beneficial ownership to exceed 9.99% of the common stock of WealthHound. See "The July 2000 Private Placement Transaction".

(7) Includes 28,329,530 shares beneficially owned by Mrs. Farkas' husband, Michael D. Farkas.

(8) Includes (i) 25,500,000 shares held by Mr. Farkas' wife, Rebecca J. Farkas, (ii) 15,000,000 shares held by First Security Investments over which Mr. Farkas has a verbal voting control agreement, (iii) 110,469 shares held by The Farkas Group, Inc. of which Mr. Farkas is the sole shareholder, (iv) 122,042 shares held by Atlas Equity Group of which Mr. Farkas is the President, (v) 670,000 shares held by Warrior Equity Partners, Inc. of which Mr. Farkas is the sole shareholder, (vi) 1,500,000 shares held by I-incubator.com, Inc. of which Atlas Equity Group is the majority shareholder, (vii) 240,000 shares held by GSM Communications, Inc. of which Mr. Farkas is the President, and (viii) 80,000 shares of common stock issuable upon exercise of currently exercisable warrants

(9) Consists of 325,000 shares of common stock issuable upon exercise of currently exercisable options.

(10) Consists of 100,000 shares of common stock issuable upon exercise of currently exercisable options.

(11)      Includes options and warrants indicated in notes (8), (9) and (10).


                                    DILUTION

         As of November 7, 2000, we had issued and outstanding 75,854,025 shares of common stock. At that date, there were an additional 107,446,962 shares of common stock reserved for possible future issuances as follows:

o options granted under our stock option plan to purchase 6,676,869 shares at exercise prices between $.10 and $1.00 per share. These shares will be deemed to be "restricted securities" when issued, unless we register these shares.

o warrants to purchase 4,446,666 shares at prices between $.50 and $2.00 per share. These shares will be deemed to be "restricted securities" when issued, unless we register these shares.

o warrants to purchase 14,750,000 shares at prices between $0.29 and $1.25 per share. These shares are registered in the registration statement of which this prospectus is a part and upon effectiveness of the registration statement, once the warrants are exercised, will be freely tradable without restriction (subject to prospectus delivery requirements).

o 23,076,924 shares issuable, at a presumed conversion price of $0.13 per share, upon conversion of notes issued in the aggregate amount of $1,500,000. These shares are registered in the registration statement of which this prospectus forms a part and upon effectiveness of the registration statement will be freely tradable without restriction (subject to prospectus delivery requirements).

o 30,769,231 shares issuable, at a presumed conversion price of $0.13 per share, upon conversion of notes issuable in the aggregate amount of $2,000,000 (assuming we exercise our right under the subscription agreements to require certain investors to purchase such notes). These shares are registered in the registration statement of which this prospectus forms a part and upon effectiveness of the registration statement, once the notes are converted, will be freely tradable without restriction (subject to prospectus delivery requirements).

o 31,282,051 shares (assuming we fully exercise our right under the equity line of credit agreement to require an investor to purchase such shares at an aggregate purchase price of $12,200,000 and at a presumed price of $0.44 per share). A portion of these shares are registered in the registration statement of which this prospectus forms a part and upon effectiveness of the registration statement, once the shares are purchased, will be freely tradable without restriction (subject to prospectus delivery requirements).

         The existence of the options, the warrants and the notes may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

         The shares which will be deemed "restricted securities" may be sold under rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after one year. At that time, sales can be made subject to the rule's volume and other limitations and after two years by non-affiliates without adhering to rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

DILUTION EFFECTS OF THE SECURITIES UNDERLYING THE SUBSCRIPTION AGREEMENTS
--------------------------------------------------------------------------

o The issued and issuable notes are convertible into our common stock over time at the discretion of the holders. If the holders of the notes were able to fully convert their notes into common stock on November 8, 2000, approximately 28,846,154 additional shares of common stock would be issued.

         The following table describes the number of shares of our common stock into which the warrants and notes would have been convertible if the holders of these securities could have fully converted all of such securities on November 8, 2000 pursuant to the following market prices. This table also describes the percentages of our total outstanding common stock represented by the shares of common stock into which all of the outstanding private financing securities would have been convertible on November 8, 2000.

         For purposes of this table, we assume that the average of the three lowest closing bid prices for a share of our common stock during the immediately preceding 30 day trading period before conversion was the same as the price per share in each of the respective rows of column one of the table and we also assume that the registration statement had been declared effective by November 8, 2000.



                                                                             Percentage of our
                                                                         outstanding common stock
                                                Number of shares of      represented by the shares
   Percentage of market        Conversion      common stock issuable     of common stock issuable
  price per share of our        price for      upon conversion of the    upon conversion of notes
       common stock               notes                notes                   and warrants
------------------------        ---------       --------------------     -------------------------
At $0.30 per share (150%
of the market price at             $0.23             15,217,391                    29.0%
November 7, 2000)






                                       38



                                                                             Percentage of our
                                                                         outstanding common stock
                                                Number of shares of      represented by the shares
   Percentage of market        Conversion      common stock issuable     of common stock issuable
  price per share of our        price for      upon conversion of the    upon conversion of notes
       common stock               notes                notes                   and warrants
------------------------        ---------       --------------------     -------------------------
At $0.20 per share (100%
of the market price at             $0.15             23,333333                     34.4%
November 7, 2000

At $0.10 per share (50% of
the market price at                $0.08             43,750,000                    44.8%
November 7, 2000



                              SELLING STOCKHOLDERS

         The shares being offered for resale by the selling stockholders consist of the shares of common stock underlying notes and warrants pursuant to the equity line of credit agreement. None of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of November 7, 2000 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.




                                              Shares of common                                    Shares of common stock
                                            stock owned prior to    Shares of common stock   owned after offering(2)
Name of selling stockholder                     offering(1)             to be sold(1)             Number           Percent
--------------------------                  --------------------    -----------------------    -----------         -------

Alon Enterprises Ltd. (3)                         1,250,000(4)             1,250,000(4)           0               0%

Amro International, S.A. (5)                      6,634,616(6)             6,634,616(6)           0               0%

Celeste Trust Reg. (7)                            9,326,924(8)             9,326,924(8)           0               0%

Esquire Trade & Finance Inc. (9)                 9,326,924(10)            9,326,924(10)           0               0%

Jadesburg Limited(11)                           27,727,273(12)           27,727,273(12)           0               0%

The Keshet Fund L.P. (13)                        1,400,000(14)            1,400,000(14)           0               0%

Keshet L.P. (15)                                 1,615,386(16)            1,615,386(16)           0               0%

Libra Finance S.A. (17)                          7,250,000(18)            7,250,000(18)           0               0%


                                       -39-


Nesher Ltd. (19)                                 1,292,309(20)             1,292,309(20)           0              0%

Talbiya B. Investments Ltd. (21)                 1,076,924(22)             1,076,924(22)           0              0%


Total                                           66,900,356                66,900,356

------------------------

(1) Assumes that each selling stockholder will fully convert its notes if any, and will exercise all of its warrants, if any, into common stock and that we will fully exercise our right under the subscription agreement and the equity line of credit agreement to require certain stockholders to purchase convertible notes or shares of our common stock.

(2) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold during the offering period.

(3) Ian Wrench is a director of Alon Enterprises Ltd. and has investment control of Alon.

(4) Includes 1,250,000 shares of common stock issuable upon exercise of warrants.

(5) H. U. Bachofen is a director of Amro International, S.A. and has investment control of Amro.

(6)      Includes 1,923,077 shares of common stock issuable upon conversion of a note in the amount of $250,000, 3,461,539 shares of common stock issuable upon conversion of notes issuable in the aggregate amount of $450,000 if we fully exercise our right under the subscription agreement to require the stockholder to purchase such notes, and 1,250,000 shares of common stock issuable upon exercise of warrants.

(7) Thomas Hackl is a representative of Celeste Trust Reg. and has investment control of Celeste.

(8)      Includes 2,884,616 shares of common stock issuable upon conversion of a note in the amount of $375,000, 5,192,308 shares of common stock issuable upon conversion of notes issuable in the aggregate amount of $675,000 if we fully exercise our right under the subscription agreement to require the stockholder to purchase such notes, and 1,250,000 shares of common stock issuable upon exercise of warrants.

(9) Gisela Kindle is a director of Esquire Trade & Finance Inc. and has investment control of Esquire.

(10)     Includes 2,884,616 shares of common stock issuable upon conversion of a note in the amount of $375,000, 5,192,308 shares of common stock issuable upon conversion of notes issuable in the aggregate amount of $675,000 if we fully exercise our right under the subscription agreement to require the stockholder to purchase such notes, and 1,250,000 shares of common stock issuable upon exercise of warrants.

(11) Hans Gassner is a director of Jadesburg Limited and has investment control of Jadesburg.

(12) Includes 31,508,264 shares of common stock issuable pursuant to the equity line of credit agreement if we require Jadesburg to purchase $12,200,000 of our common stock. The shares issuable are based upon a conversion price of 88% of $0.44 per share. Pursuant to the terms of equity line of credit agreement, if the Average Daily Price during the Valuation Period is less than $0.44 per share, WealthHound shall not sell and Jadesburg shall not purchase the shares unless Jadesburg elects to purchase the shares at $0.44 per share.

(13) Keshet Management is the general partner of the Keshet Fund L.P. and has investment control of the Keshet Fund L.P.

(14)     Includes  500,000 shares of common stock issuable upon  conversion of a note in the amount of $65,000, and 900,000 shares of common stock issuable upon conversion of notes issuable in the aggregate amount of $117,000 if we fully exercise our right under the subscription agreement to require the stockholder to purchase such notes.

(15) Keshet Management is the general partner of Keshet L.P. and has investment control of Keshet L.P.

(16)     Includes  576,924 shares of common stock issuable upon  conversion of a note in the amount of $75,000, and 1,038,462 shares of common stock issuable upon conversion of notes issuable in the aggregate amount of $135,000 if we fully exercise our right under the subscription agreement to require the stockholder to purchase such notes.

(17) Seymour Braun is a director of Libra Finance S.A. and has investment control of Libra.

(18) Includes 7,250,000 shares of common stock issuable upon exercise of warrants.

(19) John Clarke is a director of Nesher Ltd. and has investment control of Nesher.

(20)     Includes  461,539 shares of common stock issuable upon  conversion of a note in the amount of $60,000, and 830,770 shares of common stock issuable upon conversion of notes issuable in the aggregate amount of $108,000 if we fully exercise our right under the subscription agreement to require the stockholder to purchase such notes.

(21) John Clarke is a director of Talbiya B. Investments Ltd. and has investment control of Talbiya.

(22)     Includes  384,616 shares of common stock issuable upon  conversion of a note in the amount of $50,000, and 692,308 shares of common stock issuable upon conversion of notes issuable in the aggregate amount of $90,000 if we fully exercise our right under the subscription agreement to require the stockholder to purchase such notes.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o        ordinary brokers transactions, which may include long or short sales,

o transactions involving cross or block trades on any securities or market where our common stock is trading,

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

o "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o any combination of the foregoing, or by any other legally available means.

         In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         We will not receive any proceeds from the sale of the shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $_______.

         We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 9, 1999, we issued an aggregate of 60,000,000 shares of our common stock to the following individuals and entities in exchange for their shares of WealthHound, Inc. common stock:

o Rebecca J. Farkas, a five percent beneficial owner of our common stock and the wife of Michael D. Farkas, our Chairman and Chief Executive Officer;

o Eric T. Seiden, at the time a five percent beneficial owner of our common stock;

o Matthew C. Sher, at the time a five percent beneficial owner of our common stock;

o        Scott B. Mager, one of our former directors;

o Quentin Road Productions, a five percent beneficial owner of our common stock; and

o First Security Investments, a five percent beneficial owner of our common stock.

         On July 21, 1999 and June 14, 2000, we issued to Atlas Equity Group, a five percent beneficial owner of our common stock and an affiliate of Mr. Farkas, promissory notes in the amount of $7,000 and $40,000, respectively. The promissory notes bear interest at a rate of 8 1/4% and 10% per annum, respectively, and were due and payable on January 21, 2000 and July 30, 2000, respectively. These notes were paid in March 2000 and July 2000, respectively. In connection with the $40,000 promissory note, on June 14, 2000 we issued to Atlas Equity Group a warrant to purchase 80,000 shares of our common stock. The warrant is immediately exercisable at an exercise price of $.50 per share and has a term of one year.

         In October 1999, we issued to Master Communication Corp., an affiliated entity of Mr. Farkas, three promissory notes aggregating $37,500. The promissory notes each bear interest at a rate of 8.25% per annum and were due and payable in April 2000. These notes were paid prior to June 30, 2000.

         Between November 1999 and May 2000, we issued to Ostonian Securities Limited, five promissory notes aggregating $133,000. The promissory notes bear interest at rates of between 8% to 10% per annum and were due and payable on dates ranging from January 2000 through May 2000. Atlas Equity Group, Inc. acts as an advisor and consultant to Ostonian Securities Limited.

         From February 4, 2000 through February 28, 2000, we issued to Mr. Farkas, a five percent beneficial owner of our common stock, our Chief Executive Officer and Chairman of the Board, promissory notes aggregating $57,500. The promissory notes each bear interest at a rate of 8 1/4% per annum and were due and payable on dates ranging from February 18, 2000 through March 13, 2000. These notes were paid prior to June 30, 2000.

         On June 8, 2000, we issued to Donald Engel, a five percent beneficial owner of our common stock, a warrant to purchase 4,000,000 shares of our common stock, in consideration for services rendered. The warrant is immediately exercisable at an exercise price of $1.00 per share and has a term of five years.

         On July 3, 2000, we issued to Libra Finance S.A., a five percent beneficial owner of our common stock, warrants to purchase 750,000 shares and 500,000 shares of our common stock, respectively, as finders fees in connection with the purchase of warrants by certain investors pursuant to a subscription agreement. The warrants are immediately exercisable at exercise prices of $.75 per share and $.65 per share, respectively, and have a term of four years.

         On July 3, 2000, we also issued to Libra warrants to purchase 4,000,000 shares and 2,000,000 shares of our common stock, respectively, as finders fees in connection with the execution of an equity line of credit agreement. The warrants are immediately exercisable at exercise prices of $1.00 per share and $1.25 per share, respectively, and have a term of four years.

         On October 5, 2000, envitro.com issued invoices to i-realtyauction.com, i-autoauction.com and i-teleco.com, all wholly-owned subsidiaries of
i-incubator.com, in the amounts of $50,000, $50,000 and $18,537.50, respectively, for web development services. To date, the invoices remain due.

         On October 26, 2000, we issued to Ostonian Securities Limited a promissory note in the amount of $30,000. The promissory note bears interest at a rate of 10% per annum and is due and payable on November 20, 2000. This note was paid on November 6, 2000.

         On November 2, 2000, we lowered the exercise price on previously issued warrants to purchase 1,250,000 shares of our common stock to $0.50 per share and we issued warrants to purchase 2,500,000 shares of our common stock at an exercise price of $0.29 per share and a term of four years to Libra as a finder's fee.

         During 1999, Atlas Equity Group, Inc. billed us $250,000 in consulting services fees in connection with the merger between Bridgeport Communications, Inc. and WealthHound, Inc. Such fee has been accrued and is included in the financial statements.

         Atlas Equity Group, Inc. billed us $4,419 and $9,067 for office rent and administrative services for the periods ended June 30, 2000 and December 31, 1999, respectively.

         During 2000, Hipstyle.com, Inc., an affiliate of Atlas Equity Group, Inc., paid us $54,293 to build it a web site.


                            DESCRIPTION OF SECURITIES

         The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

                                     GENERAL

         Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.01 per share. We have reserved 48,950,459 shares of common stock for issuance pursuant to outstanding convertible notes, options and warrants.

                                  COMMON STOCK

         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

                    DELAWARE BUSINESS COMBINATION PROVISIONS

         We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

         An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

o for any breach of a director's duty of loyalty to the corporation or its stockholders,

o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

o for any transaction from which a director derived an improper personal benefit.

         Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

         Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

         We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, we maintain an insurance policy with Lloyd's of London in the amount of $1,000,000 with respect to potential liabilities of our directors and officers, including potential liabilities under the Securities Act of 1933.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

         Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

         We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issuable upon exercise of warrants and upon conversion of notes issued and issuable to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

         The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004. Its telephone number is (212) 509-4000.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

                                     EXPERTS

         The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    WEALTHHOUND.COM, INC.
    AND SUBSIDIARIES
    (A DEVELOPMENT STAGE ENTITY)

    INDEPENDENT AUDITORS' REPORT

    CONSOLIDATED FINANCIAL STATEMENTS
    As of and for the Six Months Ended
    June 30, 2000 and as of December 31, 1999 and
    For the Periods April 27, 1999 (Date of Inception)
    Through June 30, 2000 and April 27, 1999
    Through December 31, 1999

WEALTHHOUND.COM, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)

TABLE OF CONTENTS


                                                                                                                  PAGE
INDEPENDENT AUDITORS' REPORT                                                                                        1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTHS ENDED JUNE 30,
   2000 AND AS OF DECEMBER 31, 1999 AND FOR THE PERIODS APRIL 27, 1999 (DATE OF
   INCEPTION) THROUGH JUNE 30, 2000 AND APRIL 27, 1999 THROUGH DECEMBER 31,
   1999:

   Balance Sheets                                                                                                   2

   Statements of Operations                                                                                         3

   Statement of Stockholders' Deficit                                                                               4

   Statements of Cash Flows                                                                                         5

   Notes to Consolidated Financial Statements                                                                     6-15

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of WealthHound.com, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of WealthHound.com, Inc. and subsidiaries (the "Company," a development stage entity) as of June 30, 2000 and December 31, 1999 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 2000 and for the periods April 27, 1999 (date of inception) through June 30, 2000 and April 27, 1999 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2000 and December 31, 1999, and the results of its operations and its cash flows for the six months ended June 30, 2000 and for the periods April 27, 1999 (Date of Inception) through June 30, 2000 and April 27, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

September 25, 2000

WEALTHHOUND.COM, INC.
AND SUBSIDIARIES
(A Development Stage Entity)

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------------
                                                                                                June 30,    December 31,
ASSETS                                                                                            2000          1999
CURRENT ASSETS:
  Cash and cash equivalents                                                                    $ 104,703       $ 154,394
  Prepaid expenses                                                                               110,415          25,098
  Deposits and other current assets                                                               68,502           5,000
  Other receivable                                                                                54,683               -
                                                                                            ------------     -----------

           Total current assets                                                                  338,303         184,492

PROPERTY AND EQUIPMENT - Net                                                                     109,352          11,977

SECURITY DEPOSITS                                                                                244,387               -

NOTES RECEIVABLE                                                                                  45,000               -
                                                                                            ------------     -----------

TOTAL ASSETS                                                                                   $ 737,042       $ 196,469
                                                                                            ============     ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Notes payable                                                                                $ 786,000       $ 378,000
  Accounts payable and accrued expenses                                                          263,980          85,365
  Due to Atlas (Note 9)                                                                          250,000         250,000
  Financing proceeds received in advance (Note 12)                                               250,000               -
  Due to Stockholders                                                                             50,100         120,100
  Notes payable - related parties                                                                 40,000          44,500
  Capital lease obligations - current portion                                                     13,813           1,290
                                                                                            ------------     -----------

           Total current liabilities                                                           1,653,893         879,255
                                                                                            ------------     -----------


CAPITAL LEASE OBLIGATIONS                                                                         27,820           3,361
                                                                                            ------------     -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
  Common stock, $.001 par value, 200,000,000 shares authorized;
    75,774,025 and 74,873,025 issued and outstanding,
     at June 30, 2000 and December 31, 1999, respectively                                         75,774          74,873
  Common stock warrants                                                                        1,496,083           8,168
  Deferred stock-based compensation                                                           (2,771,037)        (11,250)
  Additional paid-in capital                                                                   4,775,562         245,902
  Deficit accumulated during the development stage                                            (4,521,053)     (1,003,840)
                                                                                            ------------     -----------

           Total stockholders' deficit                                                          (944,671)       (686,147)
                                                                                                ----------      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                                   $  737,042       $ 196,469
                                                                                            ============     ===========

See notes to consolidated financial statements.

WEALTHHOUND.COM, INC.
AND SUBSIDIARIES
(A Development Stage Entity)

CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------------------------------------------
                                                                            PERIOD                                PERIOD
                                                                             FROM                                  FROM
                                                                        APRIL 27, 1999                        APRIL 27, 1999
                                                                           (DATE OF                              (DATE OF
                                                                          INCEPTION)         SIX MONTHS         INCEPTION)
                                                                              TO               ENDED                TO
                                                                           JUNE 30,           JUNE 30,         DECEMBER 31,
                                                                             2000               2000               1999

NET REVENUE                                                                   $ -                $ -                $ -
                                                                       -----------        -----------        -----------
OPERATING EXPENSES:
Sales and marketing                                                       166,161             136,321             29,840
Research and development                                                  323,305             136,370            186,935
General and administrative                                              2,959,796           2,178,359            781,437
Depreciation                                                               14,132              12,895              1,237
Stock based compensation expense
  ($873 and $-0- related to sales and
  marketing, $124,525 and $-0- related to
  research and development, and $925,473
  and $-0- related to general and administrative
  for the periods ended June 30, 2000 and
  December 31, 1999, respectively)                                      1,050,871           1,050,871                  -
                                                                       -----------        -----------        -----------

           Total operating expenses                                     4,514,265           3,514,816            999,449
                                                                       -----------        -----------        -----------

LOSS FROM OPERATIONS                                                   (4,514,265)         (3,514,816)          (999,449)

OTHER INCOME                                                               61,540              61,540                  -

INTEREST EXPENSE                                                          (68,328)            (63,937)            (4,391)
                                                                       -----------        -----------        -----------

NET LOSS                                                              $(4,521,053)        $(3,517,213)       $(1,003,840)
                                                                       =============      =============      ============

NET LOSS PER COMMON SHARE                                                 $ (0.08)            $ (0.06)           $ (0.02)
                                                                       =============      =============      ============

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                                                          54,790,852          54,790,852         54,367,138
                                                                       =============      =============      ============


See notes to consolidated financial statements.

WEALTHHOUND.COM, INC.
AND SUBSIDIARIES
(A Development Stage Entity)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

--------------------------------------------------------------------------------------------------------------------------




                                                                                   Common        Deferred      Additional
                                                      Number of      Common        Stock        Stock-Based      Paid-in
                                                       Shares         Stock       Warrants     Compensation      Capital

BALANCE, APRIL 27, 1999
  (DATE OF INCEPTION)                                            -         $ -            $ -             $ -           $ -
  Issuance of common stock to founders of
    WealthHound, Inc.                                    5,000,000       5,000                                      102,375
  Exchange of WealthHound, Inc.
    Common stock with Bridgeport

    Communications, Inc.                                (5,000,000)     (5,000)                                       5,000
  Acquisition of WealthHound, Inc. by Bridgeport
    Communications, Inc., through exchange of
    5,000,000 shares of WealthHound stock par value
    $.001 for 60,000,000 shares of Bridgeport stock,
    par value $.001                                     60,000,000      60,000                                      (60,000)
  Consolidation of Bridgeport

    Communications, Inc. in WealthHound, Inc.           14,698,025      14,698                                      (14,698)
  Issuance of stock for services                           175,000         175                                      201,975
  Issuance of warrants for services                                                     8,168
  Deferred stock-based compensation                                                                   (11,250)       11,250
  Net loss
                                                       ----------     -------    -----------      -----------   ----------

BALANCE, DECEMBER 31, 1999                              74,873,025      74,873          8,168         (11,250)      245,902

  Issuance of common stock                                 900,000         900         39,430                       718,003
  Issuance of common stock for services                      1,000           1                                          999
  Issuance of warrants for services                                                 1,413,559
  Issuance of warrants in connection with notes                                        34,926
  Deferred stock-based compensation                                                                (3,810,658)    3,810,658
  Amortization of deferred stock-based compensation                                                 1,050,871
  Net loss
                                                       ----------     -------    -----------      -----------   ----------

BALANCE, JUNE 30, 2000                                 75,774,025     $75,774    $ 1,496,083      $(2,771,037)  $4,775,562
                                                       ==========     =======    ===========      ===========   ==========


                                                                DEFICIT
                                                              Accumulated
                                                              During the          Total
                                                              Development      Stockholders'
                                                                 Stage           Deficit

BALANCE, APRIL 27, 1999
  (DATE OF INCEPTION)                                             $ -             $ -

  Issuance of common stock to founders of
    WealthHound, Inc.                                                         107,375
  Exchange of WealthHound, Inc.
    Common stock with Bridgeport

    Communications, Inc.
  Acquisition of WealthHound, Inc. by Bridgeport
    Communications, Inc., through exchange of
    5,000,000 shares of WealthHound stock par value
    $.001 for 60,000,000 shares of Bridgeport stock, par value $.001
  Consolidation of Bridgeport

    Communications, Inc. in WealthHound, Inc.
  Issuance of stock for services                                              202,150
  Issuance of warrants for services                                             8,168
  Deferred stock-based compensation
  Net loss                                                 (1,003,840)     (1,003,840)
                                                          -----------      ----------

BALANCE, DECEMBER 31, 1999                                 (1,003,840)       (686,147)

  Issuance of common stock                                                    758,333
  Issuance of common stock for services                                         1,000
  Issuance of warrants for services                                         1,413,559
  Issuance of warrants in connection with notes                                34,926
  Deferred stock-based compensation
  Amortization of deferred stock-based compensation                         1,050,871
  Net loss                                                 (3,517,213)     (3,517,213)
                                                          -----------      ----------

BALANCE, JUNE 30, 2000                                    $(4,521,053)     $ (944,671)
                                                          ===========      ==========

See notes to consolidated financial statements.

AND SUBSIDIARIES
(A Development Stage Entity)

CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------
                                                                           Period                            Period
                                                                            From                              From
                                                                       April 27, 1999                    April 27, 1999
                                                                          (Date of        Six Months        (Date of
                                                                        Inception) to       Ended        Inception) to
                                                                          June 30,         June 30,       December 31,
                                                                            2000             2000             1999
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss                                                                $ (4,521,053)    $ (3,517,213)    $ (1,003,840)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                                14,132           12,895            1,237
    Amortization of deferred stock-based compensation                        1,050,871        1,050,871                -
    Other stock-based expense                                                1,659,803        1,449,485          210,318
    Changes in assets and liabilities:
      Increase in other receivable                                             (54,683)         (54,683)               -
      Increase in prepaid expenses                                            (110,415)         (85,317)         (25,098)
      Increase in deposits and other current assets                            (68,502)         (63,502)          (5,000)
      Increase in security deposits                                           (244,387)        (244,387)               -
      Increase in notes receivable                                             (45,000)         (45,000)               -
      Increase in accounts payable and
        accrued expenses                                                      814,080          358,615          455,465
                                                                            ---------        ---------        ---------

           Net cash used in operating activities                            (1,505,154)      (1,138,236)        (366,918)
                                                                            ---------        ---------        ---------

CASH FLOWS FROM INVESTING
  ACTIVITIES:

  Purchases of property and equipment                                         (123,484)        (110,270)         (13,214)
                                                                             ---------        ---------        ---------

           Net cash used in investing activities                              (123,484)        (110,270)         (13,214)
                                                                             ---------        ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                                       865,708          758,333          107,375
  Proceeds from short-term borrowings - net                                    826,000          403,500          422,500
  Increase in capital lease obligations                                         41,633           36,982            4,651
                                                                             ---------        ---------        ---------

           Net cash provided by financing activities                         1,733,341        1,198,815          534,526
                                                                             ---------        ---------        ---------

NET INCREASE (DECREASE)  IN CASH AND
  CASH EQUIVALENTS                                                             104,703          (49,691)         154,394

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                                               -           154,394               -
                                                                             ---------        ---------        ---------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                                             $  104,703         $104,703        $ 154,394
                                                                            ==========       ==========       =========

SUPPLEMENTAL NONCASH
  TRANSACTIONS -

  Amount paid for interest                                                  $    3,096         $  3,096        $      -
                                                                            ==========       ==========       =========

  Fixed assets purchased with capital lease obligations                     $   46,296         $ 41,589        $   4,707
                                                                            ==========       ==========       =========

See notes to consolidated financial statements.

                                       -5

WEALTHHOUND.COM, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    ORGANIZATION

      WealthHound.com, Inc. (the "Company," a development stage entity), is a successor of Bridgeport Communications, Inc. ("Bridgeport"). Bridgeport (a Florida corporation) is a public company whose operations ceased during 1996. In July, 1999, Bridgeport acquired all of the outstanding shares of common stock of WealthHound, Inc. ("WealthHound") by issuing 60 million shares of its common stock ("WH Acquisition"). The management of WealthHound controlled the daily operations of the Company and subsequent to the WH Acquisition retained majority control. As a result, the WH Acquisition was accounted for as a reverse merger (Note 2). In July 1999, the Company changed its name from Bridgeport Communications, Inc. to WealthHound.com, Inc. The Company is in the process of reincorporating in Delaware.

      In July, 1999, WealthHound Trading Inc. ("Trading") was organized as a Florida Corporation, and is a wholly owned subsidiary of WealthHound. In August, 1999, OSRS Communications was organized as a Florida Corporation and a wholly owned subsidiary of the Company.

      In May 2000, envitro.com, Inc. ("envitro") was organized as a Delaware Corporation and is a wholly-owned subsidiary of WealthHound.

      In July 2000, WealthHound Securities, Inc. ("Securities") was organized as a Delaware Corporation and is a wholly-owned subsidiary of the Company.

      The Company is in the development stage of its business which is creating a full service, one stop, financial services portal for diversified self-directed investors. The Company's ongoing business strategy is to offer an array of services to enhance its customers' experience and empower them to better manage their personal prosperity and investments. The Company's web site will offer self-directed investors a comprehensive suite of products and services, including numerous free resources, such as: breaking financial news; delayed stock and option price quotes; Java-based charting and quote applications; real-time market commentary and analysis; research on company financial data; and information relating to initial public offerings. Through its relationships with various companies, the Company offers its visitors the on-line opportunity to: open brokerage accounts and trade securities through an unaffiliated registered broker-dealer; apply for home mortgages through Mortgageit.com; and obtain insurance quotes and insurance policies through Quotesmith.com.

      Subject to National Association of Securities Dealers, Inc. ("NASD") approval of the merger (Note 12) and the closing of the merger, the Company plans to launch its brokerage product in the first quarter of 2001.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      REVERSE MERGER METHOD OF ACCOUNTING - Following the WH Acquisition, management of WealthHound became management of the Company. The former stockholders of WealthHound owned approximately 81% of the outstanding shares of common stock of the Company immediately following the WH Acquisition.

      In accordance with generally accepted accounting principles, the WH Acquisition was accounted for as a reverse merger. As a result, WealthHound is considered to be the acquiring entity and Bridgeport the acquired entity for accounting purposes, even though Bridgeport is the acquirer for legal purposes. The historical financial information of WealthHound became the historical financial information of the Company and historical stockholders' equity and earnings per share prior to the merger have been retroactively restated for the equivalent number of shares received in the merger. The financial statements subsequent to the WH Acquisition include: (1) the balance sheet with the net assets of WealthHound at historical costs; and (2) the results of operations of WealthHound through the date of the WH Acquisition and the results of operations of the Company after the acquisition date.

      BASIS OF PRESENTATION - The financial statements of the Company have been prepared in conformity with Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises. As a development stage entity with no commercial operating history, the Company is subject to all of the risks and expenses inherent in the establishment of a new business enterprise. To address these risks and expenses, the Company must, among other things, respond to competitive developments; attract, retain and motivate qualified personnel; and support the expense of marketing new services based on innovative technology. The Company has not recognized any revenues and does not expect to recognize any revenues until the first quarter of 2001. As a result of incurring expenses in these developmental activities without generating revenues, the Company has incurred significant losses and negative cash flow from operating activities, and as of June 30, 2000, the Company has accumulated net losses of $4,521,053. The Company expects to incur substantial losses and negative cash flow from operating activities for the foreseeable future.

      The Company has not generated cash from operating activities since inception. The Company had cash of $104,703 at June 30, 2000, and during July and August 2000 received net proceeds of $934,987 from the issuance of convertible notes (Note 12). The Company has entered into an agreement, which, subject to certain conditions being met, will provide for access to additional funding in 2000 and 2001 (Note 12). Should the Company not obtain access to the additional funding described above it may not be able to meet its obligations as they come due.

      CASH EQUIVALENTS - For the purposes of the statement of cash flows, the Company considers all short-term, highly-liquid investments with an original maturity of three months or less to be cash equivalents.

      REVENUE RECOGNITION - The Company is in the development stage of its product creating a full service, one stop, financial services portal for diversified self-directed investors. The Company's ongoing business strategy is to offer an array of services to enhance its customers' experience and empower them to better manage their personal prosperity and investments.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments, including cash equivalents, accounts receivable, accounts payable and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

      EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS - Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 with an effective date for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. The Company has not yet adopted SFAS No. 133 but does not believe that such adoption will result in a material effect on the financial statements.

      PROPERTY AND EQUIPMENT - Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded on the straight-line method over the estimated useful lives of the related assets. The Company depreciates furniture and equipment over five years. Leasehold improvements are capitalized and amortized on the straight-line basis over the shorter of their useful life or the term of the lease. Maintenance and repairs are expensed as incurred. When property or equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

      The Company reviews assets for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. A determination of impairment, if any, is made based on estimates of undiscounted future cash flows. For the periods ended December 31, 1999 and June 30, 2000, there have been no asset impairments.

      USE OF ESTIMATES - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

      STOCK-BASED COMPENSATION - Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock and is amortized over the vesting period. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the Company to disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

      SEGMENTS - The Company has adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for companies to report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company did not have revenue in the periods ended December 31, 1999 and June 30, 2000; therefore, no disclosure is made.

3.    STOCK OPTIONS

      Effective March 8, 2000, the Company established a stock option plan (the "Plan"). The Plan provides for the grant to employees of the Company of incentive stock options to purchase shares of the Company's common stock. The Plan also provides for the grant to certain employees, officers, directors and consultants of the Company of nonqualified options to purchase shares of the Company's common stock. The Plan is administered by a committee appointed by the Board of Directors which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. The term of each Option shall be the term stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. The maximum aggregate number of shares which may be optioned and sold under the Plan is 15,000,000 shares of common stock. Stock options outstanding at June 30, 2000 and December 31, 1999 have exercise prices between $.35 and $1.00 and $.50 and $1.00, respectively, and a weighted average contractual life of 2 years.

      The following table summarizes stock option plan activity:

                                             WEIGHED AVERAGE
                                          OPTIONS       EXERCISE PRICE

Granted                                    95,000            $ 0.89
Canceled                                        -                 -
Exercised                                       -                 -
                                        ---------         ---------

Outstanding at December 31, 1999           95,000              0.89




Granted                                 5,066,869              0.35
Canceled                                        -                 -
Exercised                                       -                 -
                                        ---------         ---------
Outstanding at June 30, 2000            5,161,869            $ 0.36
                                        ==========        =========

      No options were exercisable as of December 31, 1999. A total of 431,687 options with a weighted average exercise price of $.35 per share were exercisable as of June 30, 2000.

      The Company recorded $3,810,658 and $11,250 of deferred stock-based compensation as of June 30, 2000 and December 31, 1999, respectively, as a result of granting stock options with exercise prices below the estimated fair value of the Company's common stock at the date of grant. Deferred stock-based compensation has been presented as a component of stockholders' deficit and is being charged to expense over the vesting period of the applicable options.

      Pro forma information assuming the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS No. 123 is presented below. The per share weighted-average fair value of stock options granted through the periods ended June 30, 2000 and December 31, 1999 was $.58 and $.83, respectively on the dates of grants using the Black-Scholes option pricing model (80% volatility). The fair value of options was estimated using a risk-free interest rate of 6%, a dividend yield of 0%, and a weighted average expected life of two years.

                           SIX MONTHS           PERIOD
                              Ended              Ended
                             June 30,         December 31,
                              2000                1999
Net loss:
  As reported              $(3,517,213)       $(1,003,840)
  Pro forma                 (3,639,694)        (1,003,840)

Basic loss per share
  As reported                  $ (0.06)           $ (0.02)
  Pro forma                      (0.07)             (0.02)

4.    NET LOSS PER COMMON SHARE

      The Company computes net loss per common share in accordance with SFAS No. 128, Earnings Per Share. Under SFAS No. 128, the Company is required to present basic and diluted earnings per share, if applicable. Basic earnings per share are calculated based on weighted average number of shares outstanding during the period. Diluted earnings per share calculation would include the weighted average number of shares outstanding and gives effect to potentially dilutive common shares such as options, warrants and convertible debt and preferred stock outstanding.

      Net loss per common share for the periods ended June 30, 2000 and December 31, 1999 is based on the weighted average number of shares of common stock outstanding during the periods. Potentially dilutive securities include options, warrants and convertible preferred stock; however, such securities have not been included in the calculations of net loss per common share as their effect would be antidilutive. Therefore, there is no difference between the basic and diluted net loss per common share for any of the periods presented.

5.     PROPERTY AND EQUIPMENT

      Property and equipment - net consists of the following:

                                               JUNE 30,      DECEMBER 31,
                                                2000              1999

Computer equipment                           $ 98,088          $ 13,214
Furniture, fixtures and equipment              25,396                 -
                                             --------          --------

                                              123,484            13,214

Less accumulated depreciation                 (14,132)           (1,237)
                                             --------          --------

Property and equipment - net                 $109,352          $ 11,977
                                             ========          ========

      Depreciation expense for the periods ended June 30, 2000 and December 31, 1999 was $12,895 and $1,237, respectively. Included in computer equipment is equipment purchased with capital lease obligations of $46,296 and $4,707 at June 30, 2000 and December 31, 1999, respectively.

6.     NOTES PAYABLE

      At June 30, 2000 and December 31, 1999, notes payable consist of twenty-one and fourteen individual notes, respectively. These notes are short-term borrowings with maturities of less than one year with interest rates ranging between 8% and 11.5% per annum.

      At June 30, 2000 and December 31, 1999, notes payable to related parties totaled $40,000 (with interest of 8.25% per annum) and $44,500 (with interest of 10% per annum), respectively.

7.     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

      Accounts payable and accrued expenses consist of the following:

                                                      JUNE 30,      DECEMBER 31,
                                                       2000            1999

Accounts payable                                     $161,677       $       -
Accrued expenses                                       66,463          81,097
Interest payable                                       35,840           4,268
                                                    ---------        ---------

                                                    $ 263,980        $  85,365
                                                    =========        ========

8.    RELATED PARTY  EQUITY TRANSACTIONS

      In July, 1999, the Company issued an aggregate of 60,000,000 shares of its common stock to the following individuals and entities:

      o Rebecca J. Brock ("Ms. Brock"), a beneficial owner of the Company's common stock and the wife of Michael D. Farkas ("Mr. Farkas"), the Company's Chairman and Chief Executive Officer;

      o Eric T. Seiden, at the time a beneficial owner of the Company's common stock;

      o Matthew C. Sher, at the time a beneficial owner of the Company's common stock;

      o     Scott B. Mager, one of the Company's former directors;

      o Quentin Road Productions ("Quentin"), a beneficial owner of the Company's common stock. Ms. Brock was the former Chairman and CEO of Quentin and Mr. Farkas was a former beneficial owner of the common stock of Quentin; and

      o First Security Investments, a beneficial owner of the Company's common stock, in exchange for their shares of common stock of WealthHound, Inc.

      In July, 1999 and June, 2000, the Company issued to Atlas Equity Group, Inc. ("Atlas"), a beneficial owner of the Company's common stock and an affiliate of Mr. Farkas, promissory notes in the amount of $7,000 and $40,000, respectively. The promissory notes bear interest at a rate of 8.25% and 10% per annum, respectively, and were due and payable in January, 2000 and July, 2000, respectively. These notes were paid in March, 2000 and July, 2000, respectively. In addition, in June, 2000 the Company issued to Atlas a warrant to purchase 80,000 shares of its common stock. The warrant is immediately exercisable at an exercise price of $.50 per share and has a term of one year.

      In October, 1999, the Company issued to Master Communication Corp. ("Master") three promissory notes aggregating $37,500. The promissory notes each bear interest at a rate of 8.25% per annum and were due and payable in April, 2000. These notes were paid prior to June 30, 2000. Mr. Farkas was a beneficial owner of Master's common stock.

      Between November, 1999 and May, 2000, the Company issued to Ostonian Securities Limited ("Ostonian") five promissory notes aggregating $133,000. The promissory notes bear interest at rates of between 8% to 10% per annum and were due and payable on dates ranging from January, 2000 through May, 2000. Atlas Equity Group, Inc. acts as an advisor and consultant to Ostonian.

      During February, 2000, the Company issued to Mr. Farkas a series of promissory notes aggregating $57,500. The promissory notes each bear interest at a rate of 8.25% per annum and were due and payable on dates ranging from February, 2000 through March, 2000. These notes were paid prior to June 30, 2000.

      In June, 2000, the Company issued to Donald Engel, a beneficial owner of the Company's common stock, a warrant to purchase 4,000,000 shares of its common stock, in consideration for services rendered. The warrant is immediately exercisable at an exercise price of $1.00 per share and has a term of five years.

      In July, 2000, the Company issued to Libra Finance S.A. ("Libra"), a beneficial owner of the Company's common stock, warrants to purchase 750,000 shares and 500,000 shares of the Company's common stock as finders fee in connection with identifying certain investors in the Company. The warrants are immediately exercisable at exercise prices of $.75 per share and $.65 per share, respectively, and have a term of four years.

      In July, 2000, the Company also issued to Libra warrants to purchase 4,000,000 shares and 2,000,000 shares of our common stock, respectively, as finders fees in connection with the execution of an equity line of credit agreement. The warrants are immediately exercisable at exercise prices of $1.00 per share and $1.25 per share, respectively, and have a term of four years.

9.    RELATED PARTY TRANSACTIONS

      The following additional related party transactions occurred through June 30, 2000:

      o In connection with the WH Acquisition, Atlas earned a $250,000 consulting services fee. Such fee has been accrued and is included in the accompanying financial statements.

      o During the periods ended June 30, 2000 and December 31, 1999, Atlas charged the Company $4,419 and $9,067 for office rent and administrative services.

      o During the period ended December 31, 1999, M&E Capital, a company owned by two of the Company's stockholders, charged the Company $8,000 for office rent and administrative services. During the period ended June 30, 2000, the Company purchased office equipment and furnishings from M&E Capital in the aggregate amount of $25,666.

      o Prior to June 30, 2000, the Company entered into a contractual relationship with Hipstyle.com, Inc. ("Hipstyle"), a company a majority of which is owned by Atlas, to build a web site. Subsequent to June 30, 2000, Hipstyle paid the Company $54,293, in full satisfaction of its outstanding invoice on account of the transaction.

10.   INCOME TAXES

      In accordance with SFAS No. 109 the Company has computed the components of deferred income taxes as follows:

                                                              JUNE 30,   DECEMBER 31,
                                                               2000         1999
Defered tax assets - net operating loss carryforwards       $ 848,840   $  365,020
Valuation allowance                                          (848,840)    (365,020)
                                                             --------     --------
Defered tax asset, net                                      $    -      $     -
                                                             ========     ========

      At June 30, 2000 and December 31, 1999, a valuation allowance was provided as realization of the deferred tax benefit is not more likely than not.

      The effective tax rate varies from the U.S. Federal statutory tax rate for both the periods ended June 30, 2000 and December 31, 1999, principally due to the following:

      U.S. statutory tax rate                              34%
      State and local taxes                                12
      Valuation allowance                                 (46)
                                                      --------
      Effective rate                                        -%
                                                      ========

11.   LEASING ARRANGEMENTS

      The Company entered into an operating lease for office space which commenced in July, 2000 and expires in March, 2010. In addition to the fixed annual rent and electric charges, the lease provides for annual escalations based on increases in real estate taxes, utilities, and operating expenses.

      The following is a schedule of minimum future rental expense under the noncancellable operating lease for office space:

      YEAR ENDING
      DECEMBER 31,
      2000                                                  $ 148,050
      2001                                                    366,581
      2002                                                    366,581
      2003                                                    366,581
      2004                                                    366,581
      Thereafter                                            1,924,550
                                                            ---------
      Total minimum future rentals                         $3,538,924
                                                           ==========

      In addition, the Company leases certain computer hardware under capital lease arrangements. Minimum future lease payments under capital leases are as follows:

      YEAR ENDING
      DECEMBER 31
      2000                                                           $ 8,989
      2001                                                            20,459
      2002                                                            20,281
      2003                                                             3,119
                                                                      -------
      Total minimum lease payments                                    52,848
      Less amounts representing interest                              11,214
                                                                     -------
      Less value of net minimum lease                                $41,634
                                                                     =======

12.   SUBSEQUENT EVENTS

      FINANCING - In July, 2000, the Company entered into subscription agreements with several accredited investors pursuant to which the Company issued at the closing, $1,250,000 in 8%, two-year convertible notes. The notes are convertible into common stock of the Company at a per share price determined at the time of conversion, equal to the lower of: (i) eighty percent of the average of the lowest closing bid prices for the common stock on the OTC Pink Sheets for the three trading days prior to but not including July 3, 2000 (this figure was $.5867), or (ii) 75% of the average of the three lowest closing bid prices for the common stock for the thirty trading days preceding the conversion date.

      Under the subscription agreements referred to in the preceding paragraph, the Company, subject to the satisfaction of certain conditions, has the option to obtain additional investments in convertible notes totaling $2,250,000. The conditions for these additional investments include various minimum price and trading volume requirements and the requirements that the Company be a reporting company under the Securities Exchange Act of 1934, its shares be registered on the OTC Bulletin Board or other principal market, and the effectiveness of a resale registration statement (the "Registration Statement") filed under the Securities Act of 1933.

      Under a Private Equity Line of Credit Agreement entered into subsequent to June 30, 2000 (the "Equity Line"), the Company may from time to time, for two years after the Registration Statement has become effective and subject to various other conditions, cause an investor to purchase common stock of the Company at 88% of market prices over a 14-day forward looking period. The amount which can be raised at any one occasion varies depending on the then current market price and trading volume. This Equity Line could produce up to an additional $12,200,000 in financing. The Company has agreed to pay 12% in finder's fees for amounts received in this financing.

      In connection with the above financing, the Company also issued warrants to acquire: 2,500,000 shares of common stock at $.65 per share; 3,750,000 shares of common stock at $.75 per share; 4,000,000 shares of common stock at $1.00 per share; and 2,000,000 shares of common stock at $1.25 per share. One-half of the warrants are callable under certain conditions.

      The Company has agreed to a timetable to cause the Registration Statement to be declared effective under the Securities Act of 1933. Failure to meet such timetable could result in significant penalties.

      MERGER AGREEMENT - In August, 2000, WealthHound Securities, Inc., a wholly owned subsidiary of WealthHound com, Inc., entered into a merger agreement with WAP, Inc., an authorized and registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD") and the Securities Investment Protection Corp. ("SIPC"). The closing of the merger agreement is subject to various conditions, including WAP, Inc. obtaining NASD approval to expand its business operations, WAP, Inc. entering into an agreement with a clearing firm, and WAP, Inc, obtaining NASD approval of the merger. Upon the Effective Date of the merger agreement (as defined therein), all of the outstanding shares of capital stock of WAP, Inc. immediately prior to the Effective Date shall be converted into the immediate right of WAP, Inc. to receive 100,000 shares of common stock, $.001 par value of WealthHound.com, Inc.

                                     ******




--------------------------------------------------------------------------------







                              WEALTHHOUND.COM, INC.

                                   99,878,205

                                     Shares

                                  Common Stock

                                   PROSPECTUS



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               ____________, 2000

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

         Article Eighth of the registrant's Certificate of Incorporation provides that the registrant shall indemnify any and all persons whom it shall have power to indemnify to the fullest extent permitted by the DGCL. Article VI of the registrant's by-laws provides that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by the DGCL. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

         The registrant maintains a directors and officers liability insurance policy with Lloyd's of London. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange

   Commission registration fee                         $____
Legal fees and expenses (1)                            $____
Accounting fees and expenses (1)                       $____
Miscellaneous (1)                                      $____
Total (1)                                              $____
-------------------------------

(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.


         On July 9, 1999, we issued to certain stockholders of WealthHound, Inc., 60,000,000 shares of our common stock in exchange for 5,000,000 outstanding shares of WealthHound, Inc. Our shares were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended and Section 4(2) of the Securities Act.

         On February 23, 2000, we issued 320,000 shares of our common stock to an accredited investor for a total purchase price of $400,000. Our shares were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         On March 6, 2000, we issued 200,000 shares of our common stock to an accredited investor for a total purchase price of $225,000. The shares were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         On May 15, 2000, we issued a 10% promissory note in the principal amount of $50,000 and a warrant to purchase 100,000 shares of our common stock to an accredited investor in connection with a $50,000 loan. The note is due on November 15, 2000 but was paid on July 6, 2000. The warrant is exercisable for one year, at an exercise price of $.50 per share. The note and warrant were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         On May 26, 2000, we issued 300,000 shares of our common stock and two warrants to each purchase 100,000 shares of our common stock to an accredited investor for a total purchase price of $100,000. The warrants are exercisable for a period of one and two years, respectively, with exercise prices of $.95 per share, and $2.00 per share, respectively. The common stock and warrants were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         On June 7, 2000, we issued 100,000 shares of our common stock and two warrants to each purchase 33,333 shares of our common stock, to an accredited investor, for a total purchase price of $33,333.33. The warrants are exercisable for a period of one and two years, respectively, with exercise prices of $.95 per share, and $2.00 per share, respectively. The common stock and warrants were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         On June 8, 2000, we issued a warrant to purchase 4,000,000 shares of our common stock to an accredited investor, in connection with consulting services provided. The warrant is exercisable for a period of five years at an exercise price of $1.00 per share. The warrant was issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         On June 14, 2000, we issued a 10% promissory note in the principal amount of $40,000 and a warrant to purchase 80,000 shares of our common stock to an accredited investor, in connection with a $40,000 loan. The note is due on December 14, 2000. The warrant is exercisable for a period of one year at an exercise price of $.50 per share. The note and the warrant were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         On July 3, 2000, we entered into subscription agreements with several accredited investors pursuant to which we sold 8% convertible notes in the aggregate amount of $1,250,000 and warrants to purchase an aggregate of 6,250,000 shares of our common stock. The notes have a term of two years and are convertible into common stock according to a formula set forth in the subscription agreements. The warrants are exercisable for four years. Warrants to purchase 2,500,000 of our common stock are exercisable at $.65 per share and warrants to purchase 3,750,000 shares of our common stock are exercisable at $.75 per share. Under the terms of the subscription agreements, we have the option, subject to certain conditions, to require the investors to purchase additional convertible notes totaling $2,250,000. The notes and warrants were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         On July 3, 2000, we entered into a private equity line of credit agreement with an accredited investor pursuant to which we issued warrants to purchase 6,000,000 shares of our common stock to a finder as a finder's fee. The warrants are exercisable for four years. Warrants to purchase 4,000,000 shares of our common stock are exercisable at $1.00 per share and warrants to purchase 2,000,000 shares of our common stock are exercisable at $1.25 per share. Pursuant to the agreement, for two year after the effective date of this registration statement and subject to certain conditions, we can require the investor to purchase our common stock, at a purchase price set forth in the credit line agreement, for an aggregate purchase price of $12,200,000.

         On November 2, 2000, pursuant to the terms of the subscription agreement, we requested that the accredited investors purchase additional convertible notes from us for $250,000. In addition, we lowered the exercise price on previously issued warrants to purchase 1,250,000 shares of our common stock to $0.50 per share. Finally, pursuant to the terms of the private equity line of credit agreement, we issued warrants to purchase 2,500,000 shares of our common stock at an exercise price of $0.29 per share and a term of four years to a finder as a finder's fee.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:

      EXHIBIT                                                  DESCRIPTION

          2.1 Stock Purchase and Share Exchange by and among Bridgeport Communications, Inc. and WealthHound, Inc., effective as of July 9, 1999

          2.2 Agreement and Plan of Merger by and between WealthHound.com, Inc., a Florida corporation and WealthHound.com, Inc., a Delaware corporation, dated as of September 20, 2000

          2.3       Certificate of Ownership and Merger of WealthHound.com, Inc.
                    (a  Florida  corporation)  into  WealthHound.com,   Inc.  (a
                    Delaware corporation), effective as of October 20, 2000

          2.4       Articles  of  Merger  of  WealthHound.com,  Inc.,  a Florida
                    corporation   and   WealthHound.com,    Inc.,   a   Delaware
                    corporation effective as of October 20, 2000

          3.1       Certificate of Incorporation of WealthHound.com, Inc.

          3.2 Certificate of Amendment of the Certificate of Incorporation of WealthHound.com, Inc.

          3.3       By-laws of WealthHound.com, Inc.

          4.1       Specimen Certificate of the Company's common stock

          5.1       Opinion of Parker Chapin LLP

      EXHIBIT                                                  DESCRIPTION

          10.1      2000 Stock Option Plan, as amended July 18, 2000

          10.2      Form of Stock Option Agreement

          10.3      Form of Subscription Agreement

          10.4      Form of  8% Convertible Note

          10.5      Form of Stock Purchase Warrant

          10.6 Private Equity Line of Credit Agreement by and among certain investors and WealthHound, dated as of July 3, 2000

          10.7      Form of Equity Line Stock Purchase Warrant

          10.8 Registration Rights Agreement among WealthHound and certain investors, dated as of July 3, 2000

          10.9      Common Stock Purchase Warrant

          10.10     Form of Convertible Note

          10.11     Warrant Modification Agreement

          10.12     Warrant Modification Agreement (Equity Line)

          10.13     Purchaser Agreement

          10.14 Merger Agreement by and among WealthHound.com, Inc. and WealthHound Securities, Inc., on the one hand, and WAP, Inc. and Wolf A. Popper, on the other hand, dated as of August 29, 2000

          10.15     Services   Agreement  between   WealthHound.com,   Inc.  and
                    RichMark Capital Corporation, dated as of September 1, 2000

          10.16 Web Site Linking and Data Services Agreement between News Alert, Inc. and WealthHound.com, dated as of August 1, 1999

          10.17 Lease between Braun Management, Inc. and WealthHound, Inc., dated December 28, 1999, relating to 11 Broadway, New York, New York

          21.1      Subsidiaries of the Company

          23.1      Consent of Deloitte & Touche LLP

          23.2      Consent of Parker Chapin LLP (included in Exhibit 5.1)

          24.1 Power of Attorney (included on page II-6 of the registration statement)

          27.1      Financial Data Schedule

Item 28. UNDERTAKINGS.
         ------------

(A)      The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

               (i)            Include   any   prospectus   required  by  Section
                              10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

               (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)               Undertaking Required by Regulation S-B, Item 512(f)

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of November, 2000.

                                      WealthHound.com, Inc.


                                      By:  /S/ MICHAEL D. FARKAS
                                          ----------------------------------
                                            Michael D. Farkas
                                            Chairman of the Board and
                                             Chief Executive Officer


                                POWER OF ATTORNEY

         The undersigned directors and officers of WealthHound.com, Inc. hereby constitute and appoint Michael D. Farkas and Robert A. Schechter and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         SIGNATURE                                 TITLE                                  DATE

/S/ MICHAEL D. FARKAS                     Chairman of the Board,                  November 9, 2000
---------------------------------------
    Michael D. Farkas                     Chief Executive Officer
                                          and Director

/S/ SETH S. FISHMAN                       President, Chief Financial Officer      November 9, 2000
---------------------------------------
    Seth S. Fishman                       and Director


/S/ ROBERT A. SCHECHTER                   General Counsel and Director            November 9, 2000
---------------------------------------
    Robert A. Schechter






                                  EXHIBIT INDEX

NUMBER                     DESCRIPTION OF EXHIBIT